UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

AMERICAN FINANCIAL GROUP, INC.

(Name of Registrant as Specified In Its Charter) (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

2016

American Financial Group, Inc.
Annual Meeting of Shareholders

Meeting Notice
Proxy Statement

Notice of 2016 Annual
Meeting of Shareholders

Cincinnati, Ohio
April 1, 2016

Dear Shareholder:

We invite you to attend our annual meeting of shareholders on Tuesday, May 17, 2016, in Cincinnati, Ohio for the following purposes:

1.	To elect 11 directors;
2.	To ratify our independent registered public accounting firm;
3.	To approve on an advisory basis our named executive officer compensation; and
4.	To vote on a proposal to approve the Senior Executive Long Term Incentive Compensation Plan.

Shareholders will also transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

This year we are again providing access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission “notice and access” rules. As a result, we are mailing to most of our shareholders a notice instead of a paper copy of this proxy statement and our 2015 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also instructs you on how to submit your proxy over the Internet. We believe that continuing to employ this distribution process allows us to provide our shareholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the notice.

We want your shares to be represented at the meeting and urge you to vote using our Internet or telephone voting systems or by promptly returning a properly completed proxy card.

Karl J. Grafe
Vice President and Secretary

ANNUAL MEETING OF SHAREHOLDERS

AMERICAN FINANCIAL GROUP, INC.
Great American Insurance Group Tower
301 East Fourth Street
Cincinnati, Ohio 45202

In connection with the annual meeting, we will report on our operations and you will have an opportunity to meet your Company’s directors and senior executives.

This booklet includes the formal notice of the annual meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the annual meeting. It also describes how your Board of Directors operates and provides information about the director candidates.

The approximate availability date of the proxy statement and the proxy card is April 1, 2016. Your vote is important. Whether or not you plan to attend the annual meeting, the Board of Directors urges you to vote via the Internet, by telephone or by returning a proxy card. If you vote via the Internet or by telephone, do not return your proxy card. You may revoke your proxy at any time before the vote is taken at the annual meeting provided that you comply with the procedures set forth in the proxy statement which accompanies this notice of annual meeting of shareholders. If you attend the annual meeting, you may either vote by proxy or vote in person.

Without instructions from the beneficial owner, a broker, bank or other nominee is not permitted to vote on the election of directors, the advisory resolution to approve named executive officer compensation or the proposal to approve the Senior Executive Long Term Incentive Compensation Plan. Therefore, if your shares are held in the name of your broker, bank or other nominee, unless you vote your shares, your shares will not be voted regarding these proposals.

We encourage you to read the proxy statement and vote your shares as soon as possible.

AMERICAN FINANCIAL GROUP, INC.

2016 Proxy Statement — Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider. You should read the entire proxy statement carefully before voting.

General Information

Meeting: Annual Meeting of Shareholders

Date: May 17, 2016

Time: 11:00 a.m. Eastern Time

Location: Great American Insurance Group Tower,
18th Floor, 301 East Fourth Street, Cincinnati, Ohio

Record Date: March 23, 2016

Common Shares Outstanding: 86,963,585 shares (excluding 14,940,627 held by our subsidiaries which are not entitled to vote)

Stock Symbol: AFG

Exchange: NYSE

State of Incorporation: Ohio

Corporate Website: www.AFGinc.com

Corporate Governance

Director Term: One year

Director Election Standard: Majority vote

Board Meetings in 2015: 10

Board Committees (Meetings in 2015):

Audit (7), Compensation (5), Governance (3)

Corporate Governance Materials:
www.AFGinc.com — Company

Items to be Voted On

1. Election of 11 Directors

Director Nominees:

Carl H. Lindner III
S. Craig Lindner
Kenneth C. Ambrecht (Independent)
John B. Berding
Joseph E. (Jeff) Consolino
Virginia “Gina” C. Drosos (Independent)
James E. Evans
Terry S. Jacobs (Independent)
Gregory G. Joseph (Independent)
William W. Verity (Independent)
John I. Von Lehman (Independent)

2.	Ratification of Independent Registered Public Accounting Firm
3.	Advisory Vote to Approve Compensation of Named Executive Officers (“Say-on-Pay”)
4.	Approval of the Senior Executive Long Term Incentive Compensation Plan

Company Communications

Company Secretary: By mail to:

Karl J. Grafe
Vice President, Assistant General
  Counsel & Secretary
American Financial Group, Inc.
Great American Insurance Group Tower
301 East Fourth Street, 27th Floor
Cincinnati, Ohio 45202

Board:	By mail to the Company Secretary at the above address or:

Gregory G. Joseph
Chairman of the Audit Committee
American Financial Group, Inc.
Great American Insurance Group Tower
301 East Fourth Street
Cincinnati, Ohio 45202

i

Proxy Statement

ii

Information about the Annual Meeting and Voting

 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on
Tuesday, May 17, 2016. The Proxy Statement and Annual Report to Shareholders and Form 10-K
(the “Proxy Materials”) are available at www.AFGinc.com.

Why did I receive these proxy materials?

You received these proxy materials because you are a shareholder of the Company. The Board is providing these proxy materials to you in connection with our annual meeting to be held on May 17, 2016. As a shareholder of the Company, you are entitled to vote on the important proposals described in this proxy statement. Since it is not practical for all shareholders to attend the annual meeting and vote in person, the Board is seeking your proxy to vote on these matters.

What is a proxy?

A proxy is your legal designation of another person to vote the common shares you own at the annual meeting. By completing and returning the proxy card(s), which identifies the individuals or trustees authorized to act as your proxy, you are giving each of those individuals authority to vote your common shares as you have instructed. By voting via proxy, each shareholder is able to cast his or her vote without having to attend the annual meeting in person.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your common shares in different ways (e.g., trusts, custodial accounts, joint tenancy) or in multiple accounts. If your common shares are held by a broker or bank (i.e., in “street name”), you will receive your proxy card and other voting information from your broker, bank, trust, or other nominee. It is important that you complete, sign, date, and return each proxy card you receive, or vote using the telephone, or by using the Internet (as described in the instructions included with your proxy card(s) or in the notice).

Why didn’t I receive paper copies of the proxy materials?

As permitted by the Securities and Exchange Commission, we are making this proxy statement and our annual report available to our shareholders electronically via the Internet. We believe this delivery method expedites your receipt of materials, while also lowering costs and reducing the environmental impact of our annual meeting. The notice of electronic availability contains instructions on how to access this proxy statement and our annual report and how to vote online.

If you received a notice by mail, you will not receive a printed copy of the proxy materials unless you request one in accordance with the instructions provided in the notice. The notice has been mailed to shareholders on or about April 1, 2016, and provides instructions on how you may access the proxy materials on the Internet.

What is the record date and what does it mean?

The Board established March 23, 2016 as the record date for the annual meeting of shareholders to be held on May 17, 2016. Shareholders who own common shares of the Company at the close of business on the record date are entitled to notice of and to vote at the annual meeting.

What is the difference between a “registered shareholder” and a “street name shareholder”?

These terms describe how your common shares are held. If your common shares are registered directly in your name with American Stock Transfer & Trust Company, our transfer agent, you are a “registered shareholder.” If your common shares are held in the name of a broker, bank or other nominee as a custodian, you are a “street name shareholder.”

How many common shares are entitled to vote at the annual meeting?

As of the record date, there were 86,963,585 common shares outstanding and eligible to vote. This number does not include 14,940,627 common shares held by subsidiaries of AFG which, under Ohio law, are not entitled to vote and are not considered to be outstanding for purposes of the meeting.

How many votes must be present to hold the annual meeting?

A majority of the Company’s outstanding common shares as of the record date must be present in order for us to hold the annual meeting. This is called a quorum. Broker “non-votes” and abstentions are counted as present for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power for the particular item and has not received instructions from the beneficial owner. Proposal 2 (Ratification of Independent Registered Public Accounting Firm) is the

2016 Proxy Statement | General Information

pg. 1

only routine matter on this year’s ballot that may be voted on by brokers, banks or other nominees without instructions from beneficial owners.

What vote is required to approve each proposal?

Shareholders are entitled to one vote per common share on all matters submitted for consideration at the annual meeting. The affirmative vote of a majority of the common shares represented in person or by proxy at the annual meeting is required for the election of directors, approval of the advisory resolution to approve named executive officers’ compensation, the approval of the Senior Executive Long Term Incentive Compensation Plan and the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.

Abstentions and broker non-votes will not count as a vote for or against any of these proposals.

What if a nominee for director fails to receive more votes in favor of election than votes withheld?

Nominees for director in uncontested elections must receive more votes in favor of election than votes withheld. If a nominee fails to receive more votes in favor than votes withheld, our Regulations require the nominee to promptly tender his or her resignation to the Board. Our Corporate Governance Committee will then make a recommendation to the full Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. Our Board of Directors will then decide whether to accept or reject the resignation, taking into account the Corporate Governance Committee’s recommendation. The determination of our Board of Directors and the rationale behind the decision will be publicly disclosed (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) within 90 days from the date of the certification of the election results of our meeting. If the incumbent director’s resignation is not accepted by our Board of Directors, the director will continue to serve until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by our Board of Directors, then our Board of Directors may fill any resulting vacancy or decrease the size of the Board of Directors.

Where will I be able to find voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting. We will also publish final voting results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (“SEC”) within four business days after the annual meeting.

How do I vote my common shares?

(1) Via Internet:  Go to www.proxyvote.com to vote via the Internet. You will need to follow the instructions on your notice or proxy card and the website. If you vote via the Internet, you may incur telephone and Internet access charges.

(2) By Telephone:  Call the toll-free telephone number on the proxy card or the website to vote by telephone. You will need to follow the instructions and the voice prompts.

(3) By Mail:  Request, complete and return a paper proxy card, following the instructions on your notice.

(4) In Person:  Attend the annual meeting, or send a personal representative with an appropriate proxy, to vote by ballot.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, do not return your proxy card.

If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record that you must follow in order for your shares to be voted, or you may request the record holder to issue you a proxy covering your shares.

Can I change my vote after I have mailed in my proxy card(s) or submitted my vote using the Internet or telephone?

Yes, whether you vote by mail, via the Internet or by telephone, you may revoke your proxy at any time before it is voted by submitting a new proxy with a later date, voting via the Internet or by telephone at a later time, delivering a written notice of revocation to the Company’s Secretary, at the address set forth above under “2016 Proxy Statement — Summary — Company Communications” or by voting in person at the meeting.

What if I hold shares through the Company’s Retirement and Savings Plan?

If you are a participant in the Company’s retirement and savings plan with a balance in the AFG Common Stock Fund, the accompanying proxy card shows the number of common shares attributed to your account balance, calculated as of the record date. In order for your plan shares to be voted in your discretion, you must vote at least two business days prior to the day of the meeting (by the end of the day on May 13, 2016) either by Internet, telephone, or returned properly signed proxy card. If you choose not to vote or if you return an invalid or unvoted proxy card, the Administrative Plan Committee, consisting of three current or former senior officers of the Company,

2016 Proxy Statement | General Information

pg. 2

will vote your plan shares in the Committee’s sole discretion. Plan participants’ votes will be processed by the plan trustee and will not be disclosed to the Company.

How will my proxy be voted?

If you complete, sign, date, and return your proxy card(s) or vote by telephone or by using the Internet, your proxy will be voted in accordance with your instructions. If you sign and date your proxy card(s) but do not indicate how you want to vote, your common shares will be voted for each of the proposals as the Board recommends.

What if my common shares are held in “street name” through a broker, bank or other nominee?

If your common shares are held in “street name” through a broker, bank or other nominee, you must instruct the broker, bank or other nominee how you would like to vote your shares by using the written instruction form and envelope provided by such entity. If you do not provide instructions, under the rules of the New York Stock Exchange (“NYSE”), your broker, bank or other nominee may, but is not required to, vote your common shares with respect to certain “routine” matters. However, on other matters, when the broker, bank or other nominee has not received voting instructions from its customers, the shares cannot be voted on the matter and a “broker non-vote” occurs. Proposal 2 (Ratification of Independent Registered Public Accounting Firm) is the only routine matter on this year’s ballot to be voted on by the shareholders. Proposals 1, 3 and 4 are not considered routine matters under the NYSE rules. This means that brokers, banks or other nominees may not vote your common shares on such proposals if you have not given specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker, bank or other nominee so that your votes can be counted. If you hold your common shares in the name of your broker, bank or other nominee and wish to vote in person at the annual meeting, you must request from such entity a document called a “legal proxy.” You must bring this legal proxy to the annual meeting in order to vote in person.

What are the Board’s recommendations on how I should vote my common shares?

The Board recommends that you vote your common shares as follows:

•	“FOR” the election of the 11 nominees proposed for the Board of Directors;
•	“FOR” the ratification of the Company’s independent registered public accounting firm;
•	“FOR” the approval, on an advisory basis, of compensation of our named executive officers as disclosed in this proxy statement; and
•	“FOR” the approval of the Senior Executive Long Term Incentive Compensation Plan.

Do I have an opportunity to cumulate my votes for director nominees?

Cumulative voting allows a shareholder to multiply the number of shares owned on the record date by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees as the shareholder desires. Shareholders of the Company have cumulative voting rights in the election of directors if certain conditions are met. In order to for cumulative voting to apply, notice of cumulative voting must be given in writing to the Company’s Corporate Secretary not less than 48 hours before the time fixed for the holding of the meeting. As of the date of this proxy statement, the Company has not received a notice from any shareholder requesting cumulative voting. If proper notice of cumulative voting is received by the Company, the 11 nominees who receive the greatest number of votes will be elected, subject to the tender of resignation and related procedures set forth above with respect to incumbent directors who fail to receive more votes in favor than votes withheld. The authority solicited by this proxy statement includes discretionary authority to cumulate votes in the election of directors. If cumulative voting is in effect with respect to the election of directors, the named proxies reserve the right to cumulate the votes represented by the proxies they receive and distribute such votes in accordance with their sole discretion, except that shareholders’ votes will not be cast for a nominee as to whom such shareholder instructs that such votes be cast “AGAINST” or “ABSTAIN.”

Who may attend the annual meeting?

All shareholders are eligible to attend the annual meeting. However, only those shareholders of record at the close of business on March 23, 2016 are entitled to vote at the annual meeting.

2016 Proxy Statement | General Information

pg. 3

Proposals

Proposal No. 1 — Election of 11 Directors

The Board of Directors oversees the management of the Company on your behalf. The Board reviews AFG’s long-term strategic plans and exercises direct decision-making authority in key areas such as choosing the Co-Chief Executive Officers, setting the scope of their authority to manage the Company’s business day-to-day, and evaluating senior management performance.

Upon the recommendation of the Corporate Governance Committee, the Board of Directors has nominated 11 individuals to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. If any of the nominees should become unable to serve as a director, the proxies will be voted for any substitute nominee designated by the Board of Directors but, in any event, no proxy may be voted for more than 11 nominees. Each nominee brings a strong and unique background and set of qualifications to the Board, giving the Board as a whole competence and experience in a wide variety of areas central to the Company’s businesses, including corporate governance and board service, executive management and entrepreneurial experience and insurance, finance, legal and accounting expertise.

The nominees for election to the Board of Directors are as follows:

Carl H. Lindner III Age: 62 Director Since: 1991	Mr. Lindner has been Co-Chief Executive Officer since January 2005, and since 1996, he has served as Co-President of the Company. Until 2010, for over ten years, Mr. Lindner served as President, and since 2010, Mr. Lindner has served as Chairman of Great American Insurance Company, a subsidiary of the Company, and has been principally responsible for the Company’s property and casualty insurance operations. The Board believes that Mr. Lindner’s familiarity with the Company as a whole, as well as his experience and expertise in its core property and casualty insurance businesses, makes his service on the Board of Directors extremely beneficial to the Company.
S. Craig Lindner Age: 61 Director Since: 1985	Mr. Lindner has been Co-Chief Executive Officer since January 2005, and since 1996, he has served as Co-President of the Company. For more than ten years, Mr. Lindner has been President of our Great American Financial Resources, Inc. subsidiary, and has been principally responsible for the Company’s annuity operations. Until 2011, for over ten years, Mr. Lindner served as President of American Money Management Corporation (“AMMC”), a subsidiary that provides investment services for the Company and certain of its affiliated companies, and Mr. Lindner continues to be primarily responsible for the Company’s investments. Mr. Lindner and Carl H. Lindner III are brothers. The Board believes that Mr. Lindner’s familiarity with the Company as a whole, as well as his experience and expertise in its core annuity operations and the Company’s investment portfolio, makes his service on the Board of Directors extremely beneficial to the Company.

2016 Proxy Statement | Proposal

pg. 4

Kenneth C. Ambrecht Age: 70 Director Since: 2005 Board Committees: Compensation Corporate Governance	Mr. Ambrecht has extensive corporate finance experience having worked in the U.S. capital markets for over 30 years. In December 2005, Mr. Ambrecht organized KCA Associates LLC, through which he serves as a consultant to several companies, advising them with respect to financial transactions. From July 2004 to December 2005, he served as a Managing Director with the investment banking firm First Albany Capital. For more than five years prior, Mr. Ambrecht was a Managing Director with Royal Bank Canada Capital Markets. Prior to that post, Mr. Ambrecht worked with the investment bank Lehman Brothers as Managing Director of its capital markets division. In September 2009, he joined the Board of Directors of Spectrum Brands, Inc., a global consumer products company. For more than five years, Mr. Ambrecht has been a member of the Board of Directors of Fortescue Metals Group Limited, an Australian mining company. Until February 2010, he served on the Board of Directors of Dominion Petroleum Ltd., a Bermuda domiciled company dedicated to exploration of oil and gas reserves in east and central Africa and until 2007 he was a member of the Board of Directors of Great American Financial Resources, Inc. The Board believes that Mr. Ambrecht’s knowledge and experience in the areas of corporate finance, capital markets, capital structures and investment portfolio management benefit the Company in light of its businesses.
John B. Berding Age: 53 Director Since: 2012	Mr. Berding was elected President of AMMC in January 2011. Prior to his election as President, he held a number of investment-related executive positions with AMMC and other AFG subsidiaries, most recently serving as Executive Vice President of AMMC since 2009. Mr. Berding has nearly 30 years of experience as an investment professional, and he has spent his entire career with the Company and its affiliates. The Board values Mr. Berding’s knowledge of financial markets and investment management as well as his specific knowledge of the Company’s investment portfolio and strategy and has determined that his ability to contribute his experience on a constant basis as a member of the Board are invaluable to the Company.

2016 Proxy Statement | Proposal

pg. 5

Joseph E. (Jeff) Consolino Age: 49 Director Since: 2012	Mr. Consolino’s service as Executive Vice President and Chief Financial Officer of the Company began in February 2013. Since February 2013, he has served as Chairman of the Board of the Company’s subsidiary, National Interstate Corporation, and in December 2015, was appointed to serve as Chairman of the Board of Marketform Group, Ltd., a subsidiary of the Company which operates a syndicate at Lloyd’s of London. Prior to joining the Company, Mr. Consolino served as President and Chief Financial Officer of Validus Holdings, Ltd., a Bermuda-based property and casualty (re)insurance company. Mr. Consolino also served as Chief Executive Officer, President and founding Director of PαCRe Ltd., a Bermuda-based underwriter of top-layer property catastrophe (re)insurance during his time as an executive officer of Validus through December 2015, when PαCRe Ltd. ceased operations and returned all capital to its shareholders. Prior to joining Validus in March 2006, Mr. Consolino served as a managing director in Merrill Lynch’s investment banking division. While at Merrill Lynch, Mr. Consolino specialized in insurance company advisory and financing transactions. Until 2015, Mr. Consolino served on the boards of directors of Validus and PαCRe Ltd. and he currently serves as a director of AmWINS Group, Inc., a wholesale insurance broker based in Charlotte, North Carolina. We believe that Mr. Consolino’s experience serving as president and chief financial officer for both a property and casualty insurance company group and a publicly-traded holding company and his 23 years of experience in insurance-related financial matters give him unique qualifications to serve as a member of the Board.

Virginia “Gina” C. Drosos Age: 53 Director Since: 2013 Board Committees: Audit Corporate Governance	Ms. Drosos was elected Chief Executive Officer of Assurex Health, a personalized medicine company specializing in pharmacogenomics for neuropsychiatric and other disorders, in July 2014 in addition to her position as President held since September 2013. Ms. Drosos was previously employed by the Procter & Gamble Company, a leading multinational manufacturer of consumer packaged goods, most recently serving as Group President, Global Beauty Care, until her retirement in September 2012. Ms. Drosos joined Procter & Gamble in 1987 and held positions of increasing responsibility, including as Group President of Global Female Beauty, Beauty and Grooming from 2010 until August 2011. As a global business unit Group President, Ms. Drosos had responsibility for Procter & Gamble’s Global Beauty Care business unit operations, profit and loss, strategy and long term business development. Ms. Drosos is also a director of Signet Jewelers Limited, a specialty retail jeweler, since July 2012. As a former executive in brand management at one of the world’s leading consumer packaged goods organizations, Ms. Drosos brings valuable skills and insights to the Company. She possesses a broad background in strategic, business and financial planning and operations, deepened by her global perspective developed through leading global businesses and numerous expansions into new geographies during her long tenure with a multinational company.

2016 Proxy Statement | Proposal

pg. 6

James E. Evans Age: 70 Director Since: 1985	Mr. Evans serves as an executive consultant to the Company. From 1994 through 2013, Mr. Evans served as Senior Vice President of the Company, and he also served as General Counsel until March 2012 when he was elected Executive Counsel. Prior to that, he served as Vice President and General Counsel of American Financial Corporation, the predecessor to AFG, beginning in 1976. Mr. Evans also previously served on the Boards of Directors of The Penn Central Corporation, Citicasters, Inc. and other companies affiliated with the Company. He began his career in the private practice of law with Keating Muething & Klekamp PLL in 1971. The Board believes that Mr. Evans’ many years of experience with complex legal and business issues involving the Company specifically, as well as his legal and business expertise generally, render his Board service invaluable to the Company.

Terry S. Jacobs Age: 73 Director Since: 2003 Board Committees: Compensation (Chair) Audit	Mr. Jacobs has served as Chairman and CEO of The JFP Group, LLC, a real estate development company, since September 2005. From its founding in 1996 until September 2005, Mr. Jacobs was Chairman of the Board and CEO of Regent Communications, Inc., a public holding company in the radio broadcasting business. From September 2010 through September 2015, he served as non-executive Chairman of the Board of Adelante Media Group, LLC, a private company which owns and operates radio and television stations and specializes in Spanish language programming. Mr. Jacobs is a Fellow of the Casualty Actuarial Society, a professional organization focused on applying actuarial science to property, casualty and similar risk exposures and is a Member of the American Academy of Actuaries. In 2009, receivers were appointed to administer two commercial real estate development projects, since sold, that were owned or managed by JFP Group, LLC or its affiliates. Mr. Jacobs’ principal executive officer experience qualifies him for membership on the Company’s Board and as an “audit committee financial expert” under SEC guidelines. In his career, Mr. Jacobs has significant chief executive officer experience and has held board positions for 10 public companies, six private companies and nine charitable organizations. Mr. Jacobs has developed significant experience in understanding and critically assessing risks in the property and casualty insurance industry, which the Board believes is valuable to the Company.

2016 Proxy Statement | Proposal

pg. 7

Gregory G. Joseph Age: 53 Director Since: 2008 Board Committees: Audit (Chair)	For more than five years, Mr. Joseph has been Executive Vice President, an attorney, and a principal of Joseph Automotive Group, a Cincinnati, Ohio-based company that manages a number of automobile dealerships and certain real estate holdings. From February 2003 until May 2008, he served on the board of directors of Infinity Property & Casualty Corporation, an insurance company primarily offering personal automobile insurance, the last two years as the lead director. Since 2005, Mr. Joseph has served on the Board of Trustees of Xavier University, a private university located in Cincinnati, Ohio. Mr. Joseph’s service as a lead director of a publicly traded provider of insurance products provided him with significant knowledge of and experience in the business operations of a publicly-traded insurance holding company, which is beneficial to the Company in light of the many issues applicable to the insurance industry. Additionally, Mr. Joseph’s extensive background and experience at public and private businesses enable him to provide to the Board insights and advice on the broad variety of situations and issues that the Board faces.
William W. Verity Age: 57 Director Since: 2002 Board Committees: Corporate Governance (Chair) Compensation	Mr. Verity has been President of Verity and Verity, LLC (formerly known as Veritas Asset Management, LLC), an investment management company, since January 1, 2002, and prior to that, he was a partner of Pathway Guidance L.L.C., an executive consulting firm, from October 2000. Previously, Mr. Verity was Chairman and Chief Executive Officer of ENCOR Holdings, Inc., a developer and manufacturer of plastic molded components and worked as an associate in corporate finance at Alex. Brown & Sons, an investment bank, from 1985 to 1987. From 1994 to 2002, he served on the Board of Directors of Chiquita Brands International, Inc. (“Chiquita”), a leading international food products marketer and distributor. Mr. Verity’s position as the principal executive officer of a privately held company, his over ten years of experience with complex asset management issues as a result of his position with Verity and Verity, LLC, and his service on the Board of Chiquita, qualify him for membership on the Company’s Board and Corporate Governance and Compensation Committees. In addition, Mr. Verity’s executive consulting experience provides him insight into high-level corporate governance, executive compensation matters and business management matters, all of which the Company and the Board deal with on a regular basis.

2016 Proxy Statement | Proposal

pg. 8

John I. Von Lehman Age: 63 Director Since: 2008 Board Committees: Audit Corporate Governance	Mr. Von Lehman began his career as a certified public accountant for Haskins & Sells, a predecessor of Deloitte, LLP. For more than five years until his retirement in 2007, Mr. Von Lehman served as Executive Vice President, Chief Financial Officer, Secretary and a director of The Midland Company, an Ohio-based provider of specialty insurance products (“Midland”). He serves on the Board of Directors and as Chairman of the Audit Committee of Ohio National Mutual Funds and is involved with several Cincinnati-based charitable organizations. Mr. Von Lehman’s 18 years of service as CFO and director of another publicly traded provider of insurance products qualifies him for membership on the Company’s Board. Specifically, Mr. Von Lehman’s position at Midland provided him with significant knowledge of and experience in property and casualty insurance operations, investment portfolio oversight, capital management and allocation and public company financial statement preparation. In his capacity as a certified public accountant and Chief Financial Officer of Midland, Mr. Von Lehman developed significant experience in preparing, auditing, analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues that compare to those of the Company and which qualify him as an “audit committee financial expert” under SEC guidelines. The depth in his understanding of internal control over financial reporting and risk assessment skills that evolved in his experience with Midland constitute attributes that the Board believes benefit the Company in light of its businesses.

2016 Proxy Statement | Proposal

pg. 9

The Board of Directors recommends that shareholders vote FOR the election of these 11 nominees as directors.

Proposal No. 2 — Ratification of Independent Registered Public Accounting Firm

The Company’s Audit Committee Charter requires that the Audit Committee appoint annually an independent registered public accounting firm to serve as auditors. In February 2016, the Audit Committee appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2016.

Although the Audit Committee has the sole authority to appoint auditors, shareholders are being asked to ratify this appointment. If the shareholders do not ratify the appointment, the Audit Committee will take that fact into consideration but may, nevertheless, continue to retain Ernst & Young. However, the Audit Committee in its discretion may engage a different independent registered public accounting firm at any time during the year if the

Audit Committee determines that such a change would be in the best interests of the Company whether or not the shareholders ratify the appointment.

Representatives of Ernst & Young are expected to be at the meeting and will be given the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions from shareholders.

The Board of Directors recommends that shareholders vote FOR the ratification of the Audit Committee’s appointment of Ernst & Young as our independent registered public accounting firm for 2016.

Audit Fees and Non-Audit Fees

The following table presents fees for professional services performed by Ernst & Young for the years ended December 31, 2015 and December 31, 2014.

	2015	2014
Audit fees(1)	$8,433,000	$7,892,000
Audit related fees	15,000	19,000
Tax fees(2)	431,000	227,000
All other fees(3)	355,000	175,000
Total	$9,234,000	$8,313,000
(1)	These aggregate fees were for audits of the financial statements (including services incurred to render an opinion under Section 404 of the Sarbanes-Oxley Act of 2002), subsidiary insurance company audits, reviews of SEC filings, and quarterly reviews. For 2015, includes $328,000 in fees incurred in connection with the Company’s sale of substantially all of its run-off long-term care insurance business in December, 2015 which were reimbursed by the buyer.
(2)	These fees relate primarily to tax compliance engagements for preparation and review of foreign tax returns and certain collateralized loan obligations, in addition to other tax advisory services.
(3)	These fees relate primarily to agreed-upon procedure engagements for certain collateralized loan obligation structures managed by AFG.

Proposal No. 3 — Advisory Vote on Compensation of our Named Executive Officers

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC (commonly referred to as “Say-on-Pay”). Our practice, which was approved by our shareholders at the 2011 annual meeting, is to conduct this non-binding vote on an annual basis.

As described in detail below under the heading “Compensation Discussion and Analysis” beginning on page 24 of this proxy statement, we seek to closely align the interests of our named executive officers with the interests of our shareholders. We structure our programs to discourage excessive risk-taking through a balanced use of compensation vehicles and metrics with an overall goal of delivering sustained long-term shareholder value while aligning our executives’ interests with those of our shareholders. Further, our programs require that a substantial portion of each named executive officer’s compensation be contingent on delivering performance results that benefit our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return. Shareholders should note that, because the advisory vote on executive compensation occurs well after the beginning of the

2016 Proxy Statement | Proposal

pg. 10

compensation year and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of shareholders.

As discussed in detail below under “Compensation Discussion and Analysis — Compensation and Corporate Policy Updates” on page 24, we have made significant prospective changes to our executive compensation program.

The vote on this matter is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee. The Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Accordingly, we ask our shareholders to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

The Board of Directors recommends that shareholders vote FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement.

Proposal No. 4 — Approval of the Senior Executive Long Term Incentive Compensation Plan

Shareholders approved the Senior Executive Equity Bonus Plan (formerly known as the Co-CEO Equity Bonus Plan) (which we refer to as the Equity Bonus Plan) at the 2011 annual meeting and amended the Equity Bonus Plan at the 2012 annual meeting to expand eligible participants to include, in addition to the Co-CEOs, senior executive officers of the Company and its subsidiaries and to increase the number of shares authorized under the plan.

In February 2016, the Compensation Committee ceased granting awards under the Equity Bonus Plan. The Equity Bonus Plan will be terminated following the payment of awards (if any) for the period ending December 31, 2017 — the end of the three-year performance period for awards granted in 2015.

In order to continue to incentivize the Co-CEOs and other participants for long term Company performance, the Compensation Committee in February 2016 approved the Senior Executive Long Term Incentive Compensation Plan (which we refer to as the LTIC). The terms of the LTIC are substantially similar to the terms of the Equity Bonus Plan except that all awards under the LTIC are payable in cash instead of through the issuance of Company shares.

This LTIC is being presented for shareholder approval so that the compensation expense for awards under the LTIC will be, to the extent permissible, tax deductible for the Company and not subject to the $1 million deductibility threshold under Section 162(m).

The LTIC was established to benefit the shareholders of the Company by promoting extraordinary levels of corporate performance and by incentivizing senior executive officers of the Company and its subsidiaries through the potential for performance-based compensation as a component of their compensation.

Under the LTIC, the Company may pay cash bonus awards based on the satisfaction of pre-established performance criteria determined by the Compensation Committee.

The LTIC is structured to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. See “Compensation Discussion and Analysis — Tax Deductibility of Pay” on page 27.

Section 162(m) requires that certain material terms of the plan, including the eligibility, performance measures for establishing performance targets for applicable awards, and maximum amounts payable, be approved by our shareholders.

Administration

The LTIC is administered by the Compensation Committee, which is composed solely of three “outside directors” as defined under Section 162(m). The Compensation Committee has exclusive power to determine the conditions (including the specific annual performance goals consistent with the LTIC) to which the payment of the bonuses under the LTIC may be subject and to certify that performance goals are attained.

Performance Criteria and Goals

The performance goals, upon which the payment of any award to any participant is contingent, include the following performance measures: (i) earnings, including net earnings, total earnings, operating earnings, core net operating earnings, earnings growth, net income, operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or special items,

2016 Proxy Statement | Proposal

pg. 11

or aggregate or per-share book value or adjusted book value (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per share (basic or diluted), core net operating earnings per share, net income per share, or operating income per share; (iv) operating profit; (v) revenue, revenue growth, or rate of revenue growth; (vi) written premiums (gross or net); (vii) combined ratios; (viii) return measures (gross or net), including but not limited to return on assets, capital, invested capital, equity, sales, and premiums, financial return ratios, or internal rates of return; (ix) operating expenses; (x) share price, including but not limited to growth measures and total shareholder return; (xi) cash flow (including but not limited to operating cash flow, free cash flow, and cash flow return on capital), cash flow return on investment (discounted or otherwise), net cash provided by operations or cash flow in excess of cost of capital, working capital turnover; (xii) implementation or completion of projects or processes; (xiii) balance sheet measurements; (xiv) cumulative earnings per share growth or cumulative core operating earnings per share growth; (xv) operating margin, profit margin, or gross margin; (xvi) cost or expense targets, reductions and savings, productivity and efficiencies; and (xvii) debt maintenance or reduction, including as a percentage of equity.

The Compensation Committee may establish performance objectives based on performance goals or other measures not listed above with respect to performance awards that are not designed to qualify as qualified performance-based awards.

Any one or more of these performance measure(s) may be used to measure the performance of the Company, a subsidiary, and/or affiliate as a whole, or any business unit of the Company, subsidiary or any combination thereof, or by comparison with the performance of one or more comparison companies or business units, or any published or special index that the Compensation Committee deems appropriate. The Compensation Committee may provide in any award that any evaluation of the attainment of performance goals may include or exclude any of the following events that occur during a performance period: asset write-downs or impairments; litigation or claim judgments or settlements; the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; changes in the Company’s reporting of a measure or a component of a measure; reorganization, restructuring and recapitalization programs; acquisitions or divestitures; foreign exchange gains and losses; stock repurchases and imputed income on stock repurchases; payment of dividends or distributions on equity; accrual of tax expense from all the awards made under the LTIC and such other economic event not in the ordinary course of business.

The Compensation Committee determines the performance period and evaluates the performance criteria, then establishes a performance goal and allocates a bonus amount to be awarded upon attainment of each performance goal. The Compensation Committee may also structure goals with multiple potential levels of achievement.

In order to receive the bonus amount allocated to a particular performance goal or level, that goal or level must have been fully met, or exceeded, for the plan year. If not met, the award tied to a goal or level will not be payable. Further, under the LTIC, neither the Board nor the Compensation Committee retains any discretion to pay an excess amount above the established bonus amounts or to award any portion of the bonus amount allocated to a performance goal which has not been met by a participant.

As soon as practicable after the end of a calendar year, but no later than March 31, the Compensation Committee will certify in writing whether or not the performance goals of participants for performance periods ending at the end of the preceding year have been attained and shall report to the Board the bonus amount, if any, to be paid in shares to each participant. The maximum amount which may be awarded to any participant in any year is $10,000,000.

The Compensation Committee currently intends to continue its practice of making annual awards based on two criteria: book value per share growth versus a predetermined group of companies and return on capital, each over a three year basis. “Compensation Discussion and Analysis — Senior Executive Equity Bonus Plan” on page 33.

Shareholder Approval

If our shareholders do not approve the LTIC, the Compensation Committee may still approve long-term incentive compensation for the achievement of the objectives set forth in the LTIC in order to maintain the market competitiveness of the Company’s executive compensation program. However, awards paid upon the achievement of performance metrics that the shareholders have not approved will not be eligible for deduction under Section 162(m), which would result in an increase to our corporate tax liability.

Amendment and Termination

The LTIC has been adopted and approved by the Compensation Committee, subject to shareholder approval. The Board may at any time amend, suspend or terminate the LTIC. Any amendment or revision to the LTIC and/or performance goals that requires shareholder approval pursuant to Section 162(m) may be submitted to our shareholders for approval.

Recoupment of Awards

In the event of a material restatement of the Company’s previously filed financial statements, the Compensation Committee has the discretion to recover bonus awards that

2016 Proxy Statement | Proposal

pg. 12

were paid under the LTIC to a participant with respect to the period covered by the restatement. If the payment of a bonus award would have been lower had the achievement of applicable financial performance targets been calculated based on such restated financial results, the Compensation Committee may, if it determines appropriate in its sole discretion, to the extent permitted by law, recover from the participant the portion of the bonus award paid in excess of the payment that would have been made based on the restated financial results.

Federal Income Tax Consequences

LTIC participants must generally recognize ordinary income equal to the bonus received. Subject to Section 162(m), the Company will be entitled to a deduction for the same amount. Acceleration of income, additional taxes, and interest apply to nonqualified deferred compensation that is not compliant with Section 409A of the Internal Revenue Code. To be compliant with Section 409A rules with respect to the timing of elections to defer compensation, distribution events and funding must be satisfied. The terms of the LTIC are intended to ensure that awards under it will not be subject to adverse tax consequences applicable to deferred compensation under

Section 409A. Subject to Section 162(m), the Company will be entitled to a deduction for the same amount.

New Plan Benefits

Grants of awards under the LTIC are subject to the certification and discretion of the Compensation Committee and are, therefore, not determinable at this time. Awards paid to participants with respect to the performance period ending December 31, 2015 are set forth under “Compensation Discussion and Analysis—Senior Executive Equity Bonus Plan” on page 33.

Target amounts, maximum amounts and recipients of awards under the LTIC in the first quarter of 2016 (for the three year performance period ending 2018) did not change from awards granted in 2015. Such amounts for future years may be higher, lower or the same as amounts determined in 2015 and 2016.

The Board of Directors recommends that shareholders vote FOR the approval of the Senior Executive Long Term Incentive Compensation Plan.

2016 Proxy Statement | Proposal

pg. 13

Company Information

Management

The directors, nominees for director and executive officers of the Company are as follows. Ages and positions are provided as of March 31, 2016.

	Age	Position	Director or Executive Since
Carl H. Lindner III	62	Co-Chief Executive Officer, Co-President and Director	1979
S. Craig Lindner	61	Co-Chief Executive Officer, Co-President and Director	1980
Kenneth C. Ambrecht	70	Director	2005
John B. Berding	53	President of American Money Management Corporation and Director	2012
Joseph E. (Jeff) Consolino	49	Executive Vice President, Chief Financial Officer, Chairman of the Board of National Interstate Corporation and Director	2012
Virginia “Gina” C. Drosos	53	Director	2013
James E. Evans	70	Director	1976
Terry S. Jacobs	73	Director	2003
Gregory G. Joseph	53	Director	2008
William W. Verity	57	Director	2002
John I. Von Lehman	63	Director	2008
Michelle A. Gillis	47	Senior Vice President and Chief Administrative Officer	2013
Vito C. Peraino	60	Senior Vice President and General Counsel	2012

Michelle A. Gillis was elected Senior Vice President of the Company in March 2013 and serves in such role in addition to serving as Chief Administrative Officer with responsibilities for Human Resources, Corporate Communications, Real Estate and various shared service areas. Since joining the Company in 2004, Ms. Gillis has held various senior human resource management positions with Great American Insurance Company and AFG. Previously, Ms. Gillis spent several years in senior human resources roles in the financial services sector. Ms. Gillis holds an active accreditation as Senior Professional in Human Resources (SPHR) from the Human Resources Certification Institute.

Vito C. Peraino was elected Senior Vice President and General Counsel of the Company in March 2012. He previously served as Senior Vice President of Great American Insurance Company since 2002 and Assistant General Counsel of Great American Insurance Company since 2004. Through September 2014, he also served on the Board of Directors of the Company’s subsidiary, National Interstate Corporation. Since joining Great American Insurance Company in 1999, Mr. Peraino has held various executive claims management positions. Previously, Mr. Peraino spent several years in private practice and has represented various insurance industry entities as an attorney since 1981.

Information regarding all nominees for director and directors is set forth beginning on page 4 under “Proposals — Proposal No. 1 — Elect 11 Directors.”

Board of Directors and Committees

There are 11 members on the Board of Directors. The Board met 10 times during 2015. No director of the Company attended fewer than 75% of the Board meetings and the committee meetings to which he or she was appointed and served during 2015. The members of the Board are expected to be present at the annual meeting. All of the Directors attended last year’s annual meeting.

Committees of the Board

The committees of the Board consist of the Audit Committee, Compensation Committee and Governance Committee. Each committee is governed by a charter that defines its role and responsibilities and are available on the Company’s website at www.AFGinc.com under “Company — Board Committees.” A printed copy of these charters may be obtained by shareholders upon written request addressed to the Company’s Secretary, at the address set forth under “2016 Proxy Statement —  Summary — Company Communications.”

The Compensation Committee acts on behalf of the Board of Directors and, by extension, the shareholders to monitor adherence to the Company’s compensation philosophy. The Committee ensures that the total compensation paid to the named executive officers is fair, reasonable and competitive. The Compensation Committee also acts as the oversight committee with respect to the Company’s deferred compensation plans, stock incentive plans, and bonus plans covering senior executive officers. In overseeing those plans, the Committee may delegate

2016 Proxy Statement | Company Information

pg. 14

certain ministerial duties to the Company’s officers including, for example, the maintenance of records of the awards. In addition, the 2015 Stock Incentive Plan permits the Committee to delegate to the Co-CEOs the ability to select participants and determine award levels, within parameters approved by the Committee, except with respect to awards to themselves or to any other senior executive officers, including the named executive officers. Additional information regarding the processes and procedures for establishing and overseeing executive compensation is provided in the “Compensation Discussion and Analysis.”

The Corporate Governance Committee is responsible for, among other things, establishing criteria for selecting new directors, identifying individuals qualified to be Board members, as needed and recommending to the Board director nominees for the next annual meeting of shareholders. The Corporate Governance Committee also facilitates participation by directors in continuing education programs, including accredited director education programs and structured internal programs presented by management.

Our Corporate Governance Guidelines identify some of the criteria used to evaluate prospective nominees for director. Our Corporate Governance Guidelines are available on the Company’s website at www.AFGinc.com.

Nominees for director will be recommended by the Corporate Governance Committee in accordance with the principles in its charter and the Corporate Governance Guidelines. When considering an individual candidate’s suitability for membership on the Board, the Corporate Governance Committee will evaluate each individual on a case-by-case basis. Although the Committee does not prescribe minimum qualifications or standards for directors, candidates for Board membership should have the highest personal and professional integrity, demonstrated exceptional ability and judgment, and availability and willingness to take the time necessary to properly discharge the duties of a director. Additionally, we consider it desirable for director candidates to have management experience, especially with public companies, and that a portion of such candidates have experience in the insurance and financial services industries. The Board seeks candidates with diverse experiences, qualifications, backgrounds and skills that the Board believes enable each candidate to make a significant contribution to the Board. The Board will also consider diverse Board candidates, including women and minorities, and individuals from both corporate positions and non-traditional environments such as government, academia, and nonprofit organizations.

The Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by shareholders because Ohio law and the Company’s Regulations afford shareholders certain rights related to such matters. The Regulations provide that only candidates nominated by or at the direction of the Board of Directors and candidates nominated at the meeting by a shareholder who has complied with the procedures set forth in the Regulations will be eligible for election at a meeting of shareholders. The Regulations require a shareholder wishing to nominate a director candidate to give the Secretary of the Company at least 90 and not more than 120 days prior written notice setting forth or accompanied by: (1) certain biographical, stock ownership and investment intent disclosures about the proposed nominee; (2) certain biographical, stock ownership and hedging or similar activity disclosures about the shareholder giving the notice and specified persons associated with such shareholder; (3) verification of the accuracy or completeness of any nomination information at the Company’s request; (4) a statement that a nomination that is inaccurate or incomplete in any manner shall be disregarded; (5) a representation that the shareholder was a record holder of the Company’s voting stock and intended to appear, in person or by proxy, at the meeting to make the nomination; and (6) the consent of each such nominee to serve as director if elected.

The Committee will make its determinations on whether to nominate an individual in the context of the Board as a whole based on the Board’s then-current needs, the merits of each such candidate and the qualifications of other available candidates. The Committee has no obligation to respond to shareholders who propose candidates that it has determined not to nominate for election to the Board, but the Committee may do so in its sole discretion. All director candidates are evaluated similarly, whether nominated by the Board or by a shareholder.

The Corporate Governance Committee did not seek, nor did it receive the recommendation of, any of the director candidates named in this proxy statement from any shareholder, independent director, executive officer or third-party search firm in connection with its own approval of such candidates. The Company has not paid any fee to a third party to assist it in identifying or evaluating nominees.

The Audit Committee oversees the Company’s accounting and financial reporting processes, audits of the financial statements, and internal controls over financial reporting. The Committee is governed by a charter. A copy of the charter is available on the Company’s website at www.AFGinc.com under “Company — Board Committees.”

2016 Proxy Statement | Company Information

pg. 15

As more fully described in its charter, the primary responsibilities of the Audit Committee are to:

•	appoint the Company’s independent registered public accounting firm and oversee the relationship; including monitoring the auditor’s independence, establishing the auditor’s compensation and reviewing the scope of the auditor’s work, including pre-approval of audit and non-audit services;
•	review and discuss with our management and independent registered public accounting firm, the Company’s interim and audited annual financial statements, and recommend to the board whether the audited annual financial statements should be included in the Company’s annual report on Form 10-K;
•	review management’s report on its assessment of the effectiveness of internal control over financial reporting and the independent public accounting firm’s report on the effectiveness of internal control over financial reporting;
•	review the adequacy and implementation of the Company’s internal audit function, including a review of the scope and results of its program;
•	review and approve or ratify all transactions with related persons that are required to be disclosed in the proxy statement; and
•	discuss with management the Company’s guidelines and policies related to enterprise risk assessment and risk management.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited consolidated financial statements and the related schedules in the Annual Report with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Committee is comprised solely of independent directors as defined by the NYSE listing standards and Rule 10A-3 of the Securities Exchange Act of 1934.

The members of the Committee are Gregory G. Joseph (Chairman), Terry S. Jacobs, Virginia “Gina” C. Drosos and John I. Von Lehman. Each of the members of the Audit Committee is independent as defined by the NYSE listing standards. The Board has determined that two of the Audit Committee’s members, Mr. Jacobs, and Mr. Von Lehman, are each considered to be an “audit committee financial expert” as defined under SEC Regulation S-K Item 407(d).

The meetings of the Committee are designed to facilitate and encourage communication among the Committee, the Company, the Company’s internal audit function and the Company’s independent auditor. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. These meetings include, whenever appropriate, executive sessions in which the Audit Committee meets separately with the independent auditors, internal auditors and management personnel.

In addition, the Audit Committee reviews key initiatives and programs aimed at maintaining the effectiveness of the Company’s internal control over financial reporting. Together with senior members of the Company’s management team, the Audit Committee reviews the plans of the internal auditors, the results of internal audit examinations and evaluations by management and the Company’s independent auditors of the Company’s internal control over financial reporting and the quality of the Company’s financial reporting. As part of this process, the Audit Committee monitors the scope and adequacy of the Company’s internal auditing program, including reviewing internal audit department staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. Each year, the Committee evaluates the qualifications, performance and independence of the Company’s independent auditor and determines whether to re-engage the current independent auditor. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ capabilities and the auditors’ technical expertise. In addition, the Committee has discussed with the independent auditor the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent auditor’s independence.

The Committee reviewed and discussed together with management and the independent auditor the Company’s audited consolidated financial statements for the year ended December 31, 2015, and the results of

2016 Proxy Statement | Company Information

pg. 16

management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s audit of internal control over financial reporting.

The Committee also reviewed with the independent auditor, which is responsible for expressing an opinion on the conformity of the audited consolidated financial statements and related schedules with US generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 16, Communications With Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements and related schedules and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2015, filed by the Company with the Securities and Exchange Commission.

Members of the Audit Committee:

Gregory G. Joseph, Chairman
Virginia “Gina” C. Drosos
Terry S. Jacobs
John I. Von Lehman

The following table identifies membership and the Chairman of each of the current committees of the Board, as well as the number of times each committee met during 2015.

Director	Audit Committee	Compensation Committee	Corporate Governance Committee
Kenneth C. Ambrecht		Member	Member
Virginia “Gina” C. Drosos	Member		Member
Terry S. Jacobs	Member	Chair
Gregory G. Joseph	Chair
William W. Verity		Member	Chair
John I. Von Lehman	Member		Member
Meetings in 2015	7	5	3

Director Compensation

The compensation program for non-employee directors during 2015 is shown in the following table:

Compensation Element	Non-Employee Director Compensation(1)
Board Member Annual Retainer	$50,000
Board Meeting Fee	$1,750 per meeting
Audit Committee Chair Annual Retainer	$35,000
Compensation and Corporate Governance Committee Chair Annual Retainer	$15,000
Audit Committee Non-Chair Member Annual Retainer	$15,000
Compensation and Corporate Governance Committee Non-Chair Member Annual Retainer	$10,000
Committee Meeting Fee	$1,250 per meeting
Annual Restricted Stock Award	$130,000
(1)	Non-employee directors who become directors during the year receive a pro rata portion of these annual retainers. The Company reimburses non-employee directors for travel and lodging expenses incurred in connection with meeting attendance. Committee chairs do not receive member retainers in addition to retainers for Chair.

2016 Proxy Statement | Company Information

pg. 17

The Non-Employee Director Compensation Plan provides that the objective for each non-employee director is, within three years of receiving his or her first restricted stock award under such plan, to beneficially own AFG common shares with a value of at least six times the then-current annual board retainer.

The following table sets forth information regarding compensation earned by, or paid to, the non-employee directors during 2015:

Name	Fees Earned or Paid in Cash ($)	Stock Award ($)(1)	All Other Compensation ($)	Total ($)
Kenneth C. Ambrecht	117,000	130,187	—	247,187
Virginia “Gina” C. Drosos	115,000	130,187	—	245,187
James E. Evans(2)	86,750	130,187	352,693	569,629
Terry S. Jacobs	130,500	130,187	—	260,687
Gregory G. Joseph	133,750	130,187	—	263,937
William W. Verity	123,750	130,187	—	253,937
John I. Von Lehman	109,000	130,187	—	239,187
(1)	Calculated as the compensation cost for financial statement reporting purposes with respect to the annual stock grant under the Non-Employee Director Compensation Plan. See “Security Ownership of Certain Beneficial Owners and Management” on page 22 for detail on beneficial ownership of AFG common shares by directors.
(2)	All Other Compensation consists of amounts paid to Mr. Evans under a consulting arrangement, as amended, entered into between the Company and Mr. Evans in connection with his transition, effective January 1, 2014, from executive officer and employee of the Company to executive consultant.

Corporate Governance

Director Independence

In accordance with NYSE rules, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which guidelines comply with the listing standards set forth by the NYSE. For a director to be considered independent, the Board must determine affirmatively that a director does not have any material relationship with the Company directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. A material relationship can include, but is not limited to, commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships. Based on these standards, the Board determined for 2015 that each of the following non-employee directors, namely Ms. Drosos and Messrs. Ambrecht, Jacobs, Joseph, Verity and Von Lehman, is independent and has no material relationship with the Company, except as a director and shareholder of the Company.

Leadership Structure

The Board does not currently have a Chairman. Additionally, the Board does not have a formal policy as to whether the same person may serve as both the principal executive officer of the Company and Chairman. At the present time, the Board does not believe that such a policy is necessary because of its determination that the current Board membership, together with the Company’s management, possesses the requisite leadership and industry skills, expertise and experiences to effectively oversee the business and affairs of the Company. Moreover, the Board prefers to retain the flexibility to select the appropriate leadership structure for the Company based upon the existence of various conditions, including, but not limited to, business, financial or other market conditions, affecting the Company at any given time.

The Company has two principal executive officers, Carl H. Lindner III and S. Craig Lindner. Each has been designated as a Co-Chief Executive Officer and Co-President of the Company, and each also serves on the Board of Directors.

The Board recognizes that having two principal executive officers is not customary for public companies, including the Company’s peers, but the Board has determined for the reasons set forth below, that the executive leadership structure is both appropriate for the Company and optimal for achieving corporate objectives. The Company does not have a separate, non-principal executive officer president or chief operating officer, and the Company also does not have numerous additional senior officer designations seen at other public companies. The Board has noted that these positions are not needed at the Company because the Co-CEOs have assumed responsibility for each such role.

Carl H. Lindner III also serves as Chairman of Great American Insurance Company and is primarily responsible for AFG’s property and casualty insurance operations and

2016 Proxy Statement | Company Information

pg. 18

investor relations. S. Craig Lindner also serves as President of Great American Financial Resources, Inc. and is primarily responsible for AFG’s annuity operations and investment portfolio.

Each Co-CEO functions within a clearly defined role with respect to the day-to-day operations of the Company, and both Co-CEOs work closely with one another and are significantly involved in all aspects of Company management. The Co-CEOs work together with regard to overall corporate strategy and planning, as well as in assessing and managing enterprise risks. Because of their close working relationship, either Co-CEO could assume the additional responsibilities of the other for some period of time in the event such a need arose.

The Board of Directors believes that the Company’s leadership structure aids in succession planning and provides the Company with significant executive depth and leadership experience. The Board has determined that the Company’s leadership structure is currently the most appropriate for the Company. To the extent it deems necessary, the Board will review the leadership structure of the Company from time to time.

Risk Oversight

The Company believes a role of management, including the named executive officers, is to identify and manage risks confronting the Company. The Board of Directors plays an integral part in the Company’s risk oversight, particularly in reviewing the processes used by management to identify and report risk, and also in monitoring corporate actions so as to minimize inappropriate levels of risk.

The Company’s current Enterprise Risk Management (ERM) process was initially formalized in 2009. The process is overseen by a risk officer with the input of senior leaders representing significant areas from throughout the organization including operational, financial, accounting and information technology.

The risk officer annually, following interviews with the Co-CEOs and senior management, reviews the top organizational risks and determines whether to add any new significant risks or to prioritize any identified risks. The risk officer, through regular meetings with senior leaders of the Company, monitors these risks, as well as any other significant risks that may arise during the year, and provides an ERM report to the Audit Committee on a quarterly basis.

The Company’s leadership structure and overall corporate governance framework is designed to aid the Board in its oversight of management responsibility for risk. The Audit Committee serves a key risk oversight function in carrying out its review of the Company’s financial reporting and internal reporting processes, as required by the Sarbanes-Oxley Act of 2002. Inherently, part of this review involves an evaluation of whether our financial reporting and internal reporting systems are adequately reporting the Company’s exposure to certain risks. In connection with this evaluation, the Audit Committee has, from time to time, considered whether any changes to these processes are necessary or desirable. While it has concluded that no such changes are warranted at this time, the Audit Committee will continue to monitor the Company’s financial reporting and internal reporting processes. In addition, pursuant to its charter, the Audit Committee is responsible for discussing with management the guidelines and policies related to enterprise risk assessment and risk management.

As more fully described under “Compensation Discussion and Analysis” in this proxy statement, the Compensation Committee takes an active role in overseeing risks relating to AFG’s executive compensation programs, plans and practices. Specifically, the Compensation Committee reviews the risk profile of the components of the executive compensation program, including the performance objectives and target levels used in connection with incentive awards, and considers the risks an executive officer might be incentivized to take with respect to such components with special attention given to establishing a mix among these components that does not encourage excessive risk taking.

The Corporate Governance Committee contributes to the Company’s risk oversight process by reviewing the Company’s Corporate Governance Guidelines and Board committee charters at least annually to ensure that they continue to comply with any applicable laws, regulations, and stock exchange or other listing standards, as each are subject to change from time to time. The Corporate Governance Committee also oversees the director nomination process, the overall Board reporting structure and the operations of the individual committees.

Code of Ethics, Code of Conduct and Corporate Governance Principles

The Company has adopted a Code of Ethics applicable to all employees. The Company has also adopted Corporate Governance Guidelines. The Code and Guidelines are available on the Company’s website at www.AFGinc.com, under “Company.” A printed copy of the Code and Guidelines may be obtained by shareholders upon written request to the Corporate Secretary at the address set forth under “2016 Proxy Statement — Summary — Company Communications.” We intend to satisfy any disclosure requirements regarding any amendments to, or waivers from, provisions of the Code by posting such information on our website as promptly as practicable, as may be required by applicable SEC and NYSE rules.

2016 Proxy Statement | Company Information

pg. 19

Director Education

The Corporate Governance Committee facilitates participation by directors in continuing education programs, including accredited director education programs and structured internal programs presented by management.

Executive Sessions

NYSE rules require independent directors to meet regularly in executive sessions. Four of these sessions were held during 2015. The independent director presiding over each session rotates.

Communications with Directors

The Board of Directors has adopted procedures for shareholders to send written communications to the Board as a group. Communications must be clearly addressed either to the Board of Directors, a committee of the Board or any or all of the independent directors, and sent to either of the persons listed under “2016 Proxy Statement — Summary — Company Communications”, who will forward any communications except for spam, junk mail, mass mailings, resumes, job inquiries, surveys, business solicitations or advertisements, or patently offensive, hostile, threatening or otherwise unsuitable or inappropriate material.

Compensation Committee Interlocks and Insider Participation

No member of AFG’s Compensation Committee was at any time during 2015 or at any other time an officer or employee of the Company, and none had any relationship with the Company requiring disclosure as a related-person transaction. None of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity that has, or had during any time during 2015, an executive officer who served as a member of our board of directors or our Compensation Committee.

Review, Approval or Ratification of Transactions with Related Persons

Stock exchange rules require the Company to conduct an appropriate review of all related party transactions (including those required to be disclosed by the Company pursuant to SEC Regulation S-K Item 404) for potential conflict of interest situations on an ongoing basis and that all such transactions must be reviewed and evaluated by the Audit Committee or another committee comprised of independent directors. The Audit Committee reviews and evaluates all transactions with related parties. In addition, our Audit Committee Charter provides that the Audit Committee review and approve all related party transactions involving directors, executive officers and significant shareholders of the Company that require disclosure pursuant to SEC Regulation S-K Item 404. In considering any transaction, the Committee may consider all relevant factors, including as applicable: the Company’s business rationale for entering into the transaction; the alternatives to entering into a related person transaction; whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and the overall fairness of the transaction to the Company.

While the Company adheres to this policy for potential related person transactions, the policy is not in written form except as a part of listing agreements with the NYSE. However, approval of such related person transactions is evidenced by Audit Committee resolutions in accordance with our practice of reviewing and approving transactions in this manner.

Other than as follows, there were no such transactions in 2015 requiring disclosure under applicable rules. Subsidiaries of the Company employed a son of one of the Co-CEOs and a son-in-law of the other Co-CEO in executive positions during 2015, and each individual received salary and bonus of $250,000 during 2015. Each individual also participates in employee benefit plans, including equity incentive plans, commensurate with his position and tenure with the Company.

In December 2015, the Company invested approximately $5.3 million as part of a $15.0 million private placement of preferred stock by Assurex Health, Inc. Combined with a prior investment, the Company currently owns approximately 5.1% of the outstanding equity of Assurex Health on a fully-diluted basis. Virginia “Gina” C. Drosos, a director of the Company, serves as Chief Executive Officer and President of Assurex Health. Other executive officers and directors have also invested in Assurex Health, including through the December 2015 issuance, and each such person owns less than 1% of the equity of Assurex Health on a fully-diluted basis.

A brother-in-law of S. Craig Lindner is a Senior Vice President with Raymond James Financial, Inc. During 2015, Raymond James received approximately $76,000 in commissions for equity transactions made by the Company and its subsidiaries, and the Company traded approximately $147 million par amount of debt securities through Raymond James.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires AFG’s executive officers, directors and persons who own more than ten percent of AFG’s common shares to file reports of ownership with the SEC and to furnish

2016 Proxy Statement | Company Information

pg. 20

AFG with copies of these reports. Like many companies, AFG assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based on the Company’s involvement in the preparation and review of these reports, the Company believes that all filing requirements were met in 2015 except that a portion of one Form 4 for Mr. S. Craig Lindner was filed late due to administrative error.

Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm

The Audit Committee has adopted policies that require its pre-approval for any audit and non-audit services to be provided to AFG by Ernst & Young LLP. The Audit Committee delegated authority to the Committee Chairman to pre-approve certain non-audit services which arise between meetings of the Audit Committee. Pursuant to these procedures and delegation of authority, the Audit Committee was informed of and pre-approved all of the audit and other services described above. No services were provided with respect to the de minimis waiver process provided by rules of the SEC.

2016 Proxy Statement | Company Information

pg. 21

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of common shares by each of the Company’s directors, board nominees and the named executive officers and by all directors and named executive officers of the Company as a group. The table also includes those who are known by the Company to own beneficially more than 5% of the issued and outstanding common shares. Except as otherwise provided below, information in the table is as of February 29, 2016 and, to the Company’s knowledge all common shares are beneficially owned, and investment and voting power is held solely by the persons named as owners. The addresses of Carl H. Lindner III, S. Craig Lindner and Edyth B. Lindner are 301 East Fourth Street, Cincinnati, Ohio, 45202.

Common Share Ownership	Beneficial Ownership Amount(1)	Percent of Class (* means less than 1%)
Carl H. Lindner III(2)	8,329,419	9.6%
S. Craig Lindner(3)	6,016,219	6.9%
Kenneth C. Ambrecht	30,842	*
John B. Berding(4)	259,101	*
Joseph E. (Jeff) Consolino	140,406	*
Virginia “Gina” C. Drosos	6,506	*
James E. Evans	242,801	*
Terry S. Jacobs	2,046	*
Gregory G. Joseph(5)	98,126	*
William W. Verity	5,822	*
John I. Von Lehman	10,379	*
Michelle A. Gillis	57,345	*
Vito C. Peraino	199,723	*
All Directors, Nominees and Named Executive Officers as a group (13 persons)(6)	13,052,033	14.9%
Security Ownership of 5% Beneficial Owners
Edyth B. Lindner(7)	5,980,568	6.9%
BlackRock, Inc.(8)	4,766,580	5.5%
The Vanguard Group(9)	4,692,396	5.4%
(1)	Includes the following numbers of shares that may be acquired within 60 days of February 29, 2016 through the exercise of options held by such person: Carl H. Lindner III — 200,000; S. Craig Lindner — 237,500; John B. Berding — 183,824; Joseph E. (Jeff) Consolino — 30,000; James E. Evans — 100,000; Michelle A. Gillis — 39,500 and Vito C. Peraino — 113,150. Shares owned do not include 9,479 common shares and 1,000 common shares, respectively, owned as of February 29, 2016 of National Interstate Corporation, a subsidiary of the Company, by Mr. Consolino and Mr. Peraino. For each of Mr. Berding and Mr. Evans, shares owned excludes shares held in the RASP, for which each serves on the Administrative Plan Committee, other than those shares allocated to his personal RASP account.
(2)	Includes 4,086,565 shares held in his trust over which he holds voting and dispositive power; 37,648 shares held by a trust over which his spouse has voting and dispositive power; 209,257 shares held in two trusts over which his spouse has dispositive power; 1,348,500 shares held in a limited liability company over which shares he holds dispositive power; 2,338,000 shares owned by a limited liability company and 8,702 shares held in a trust over which he shares voting and dispositive power with S. Craig Lindner; and 100,747 shares held in a charitable foundation over which he shares voting and dispositive power with his spouse.
(3)	Includes 2,806,600 shares held in his trust over which he has voting and dispositive power; 30,051 shares held in a Company retirement plan; 112,909 shares held by a trust over which his spouse has voting and dispositive power; 2,338,000 shares owned by a limited liability company and 8,702 shares held in a trust over which he shares voting and dispositive power with Carl H. Lindner III; 340,799 shares held by a charitable foundation over which he shares voting and dispositive power with Edyth B. Lindner; and 141,658 shares held by a charitable foundation over which he shares voting and dispositive power with his spouse.
(4)	Common shares include 233 shares held by a family trust.
(5)	Includes 63,428 shares held by companies in which he is a shareholder and for which he serves as an executive officer or director and 3,000 shares held by a family partnership in which he holds a 25% interest.
(6)	Shares held by all directors, nominees and executive officers as a group is calculated by counting shares over which Carl H. Lindner III and S. Craig Lindner share voting and dispositive power only once.

2016 Proxy Statement | Company Information

pg. 22

(7)	Includes 5,639,769 shares held in her trust over which she has voting and dispositive power. Also includes 340,799 shares held in a charitable foundation over which she shares voting and dispositive power with S. Craig Lindner.
(8)	Based solely on information contained in a Schedule 13G filed with the SEC on February 10, 2016 by BlackRock, Inc. reflecting sole voting power with respect to 4,485,819 shares and sole dispositive power with respect to 4,766,580 shares.
(9)	Based solely on information contained in a Schedule 13G filed with the SEC on February 10, 2016 by The Vanguard Group reflecting sole voting power with respect to 50,925 shares and sole dispositive power with respect to 4,642,396 shares.

2016 Proxy Statement | Company Information

pg. 23

Compensation Discussion and Analysis

Named Executive Officers

In this section, we describe the material components of our executive compensation program for our named executive officers whose compensation is displayed in the 2015 Summary Compensation Table and the other compensation tables contained in this proxy statement. We also provide an overview of our executive compensation philosophy and we explain how and why the Compensation Committee arrives at specific compensation policies and decisions.

Our 2015 named executive officers are our Co-Chief Executive Officers (“Co-CEOs”), principal financial officer and the three other most highly compensated executive officers employed at the end of 2015. These persons include:

•	Carl H. Lindner III Co-Chief Executive Officer and Co-President (Co-Principal Executive Officer)
•	S. Craig Lindner Co-Chief Executive Officer and Co-President (Co-Principal Executive Officer)
•	Joseph E. (Jeff) Consolino Executive Vice President and Chief Financial Officer (Principal Financial Officer)
•	John B. Berding President of American Money Management
•	Michelle A. Gillis Senior Vice President and Chief Administrative Officer
•	Vito C. Peraino Senior Vice President and General Counsel

Compensation and Corporate Policy Updates

During 2015, the Company engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) to provide an assessment of AFG’s executive compensation programs and practices. Pearl Meyer conducted a competitive pay analysis and provided pay survey data, reviewed the design of incentive plans and evaluated Compensation Committee processes and procedures, among other things. The Compensation Committee considered the information and advice provided to the Company by Pearl Meyer in connection with its review and approval of compensation paid to the Co-CEOs and its oversight of the executive compensation policies of AFG.

As a result of the Company’s review of its compensation practices and policies after its review of Pearl Meyer’s report and discussions with Pearl Meyer, the following modifications were made to the executive compensation program:

•	The Company amended the 2015 Stock Incentive Plan, approved by shareholders in 2015, to implement a double-trigger-vesting provision upon a change in control.
•	Beginning with the 2016 customary broad based annual grant of equity awards to employees, including executive officers, the Compensation Committee discontinued awarding stock options and intends to award solely restricted shares.
•	The Company terminated the ability to grant new awards under the Senior Executive Equity Bonus Plan. The plan will terminate following payment, if any, for the three-year performance period ending December 31, 2017 related to the final awards under the plan made in 2015.
•	The Company adopted the Senior Executive Long Term Incentive Compensation Plan which is designed to approximate award amount and criteria under the Senior Executive Equity Bonus Plan. Unlike the Senior Executive Equity Bonus Plan, which pays awards in Company shares, awards under the Senior Executive Long Term Incentive Compensation Plan will be payable in cash which will reduce the potential dilution to shareholders that may result from stock-based incentive compensation. Approval of the Senior Executive Long Term Incentive Compensation Plan is Proposal No. 4 for consideration by shareholders at the 2016 annual meeting.
•	The Compensation Committee adopted a policy limiting Company perquisites to the Co-CEOs, excluding personal use of corporate aircraft (which continues to be limited to 120 occupied flight hours each), to a total of $500,000.
•	The Compensation Committee decreased the number of performance metrics under the performance component of the Annual Senior Executive Bonus Plan from the historical six to eight metrics to two key metrics which drive annual shareholder value — property and casualty insurance earnings and annuity earnings.
•	As a result of industry consolidation activity and discussions with Pearl Meyer, the Compensation Committee reconstituted the Compensation Peer Group (as defined and discussed below).

2016 Proxy Statement | Compensation Discussion and Analysis

pg. 24

Overview of Compensation Program

The Compensation Committee of the Board of Directors has responsibility for reviewing and approving the compensation paid to the Company’s Co-CEOs, reviewing the compensation of the other Company senior executive officers and overseeing the executive compensation policies of the Company. The Compensation Committee ensures that the total compensation paid to the named executive officers is fair, reasonable and competitive.

Compensation Philosophy and Objectives; Pay for Performance

AFG’s philosophy regarding executive compensation programs focuses on the balance of attracting, motivating, retaining and rewarding executives with a compensation package competitive among its peers, and maximizing shareholder value by designing and implementing programs that tie compensation earned to the performance of the Company. The Company’s executive compensation programs are designed to link pay to the long-term performance of the Company, with an emphasis on long-term performance versus the Compensation Peer Group (as defined below) and aligning executive pay with shareholder interests.

Guided by principles that reinforce the Company’s pay-for-performance philosophy for the past several years, named executive officer compensation has included base salary and eligibility for annual cash bonuses and long-term incentives such as stock options, restricted stock and stock awards and other compensation, including certain perquisites. A significant portion of each senior executive officer’s compensation is dependent upon the Company achieving business and financial goals and the executive achieving individual performance objectives.

At our 2015 annual meeting, AFG held an advisory vote on the compensation of its named executive officers, commonly referred to as a Say-on-Pay vote. Our shareholders approved the compensation of our named executive officers, with almost 84% of votes cast in favor of our 2015 Say-on-Pay resolution.

The Compensation Committee during 2015 considered the vote on our Say-on-Pay resolution. The Compensation Committee evaluated the Company’s 2014 performance as outstanding and, consistent with the pay-for-performance philosophy, the Co-CEOs and other named executive officers were rewarded, largely in the form of annual cash bonuses based on Company performance.

Establishing Compensation Levels

As in prior years, compensation levels for the Co-CEOs were based primarily upon the Compensation Committee’s assessment of their leadership performance and potential to enhance long-term shareholder value. The Compensation Committee relies upon a combination of judgment and guidelines in determining the amount and mix of compensation elements for the Co-CEOs. The compensation levels for the other named executive officers are similarly determined by the Co-CEOs, and reviewed by the Compensation Committee, again based primarily upon the assessment of each named executive officer’s leadership performance and potential to enhance long-term shareholder value.

The Committee annually discusses that the Company has Co-CEOs serving as principal executive officers. The Company does not have a separate, non-principal executive officer president or chief operating officer, and the Company also does not have numerous additional senior officer designations seen at other public companies because the Co-CEOs have assumed responsibility for each such role. The Co-CEOs work together with regard to overall corporate strategy and planning, as well as in assessing and managing enterprise risks. Key factors affecting the Compensation Committee’s judgment with respect to the Co-CEOs include the nature and scope of their responsibilities and their effectiveness in leading initiatives to effectively manage capital and increase shareholder value, productivity, profitability and growth.

The Compensation Committee and the Co-CEOs analyze peer group and industry pay rates at least annually using relevant published survey sources available. In addition, the Compensation Committee and Co-CEOs annually review detailed data compiled, at the direction of the Compensation Committee, on the compensation levels and performances of a comparison group of publicly-held insurance companies (collectively, the “Compensation Peer Group”) in reviewing the appropriateness and competitiveness of the Company’s compensation programs.

The Compensation Committee believes, however, that the peer review should be simply a point of reference for measurement, not a determinative factor for executive compensation. The purpose of this research and analysis is to complement, not to supplant, the evaluation of the individual performance of the named executive officers that the Compensation Committee considers when making compensation decisions. The Compensation Peer Group, which is periodically reviewed and updated by the Compensation Committee, consisted in 2015 of companies against which the Compensation Committee believes AFG competes for talent and for shareholder investment, and in the marketplace for business. The 2015 Compensation Peer Group is identical to the group utilized in 2014. In analyzing market pay levels among the Compensation Peer Group, the Compensation Committee factors into its analysis the large variance in size (both in terms of revenues and market capitalization) among the companies.

2016 Proxy Statement | Compensation Discussion and Analysis

pg. 25

The companies comprising the Compensation Peer Group during 2015 were as follows:

1.   ACE Limited
2.   Arch Capital Group Ltd.
3.   The Chubb Corporation
4.   Cincinnati Financial Corporation
5.   CNA Financial Corp.
6.   The Hartford Financial Services Group, Inc.
7.   HCC Insurance Holdings, Inc.
8.   Markel Corporation
9.   RLI Corp.
10.  W. R. Berkley Corporation
11.  XL Group plc

Because of the 2015 merger involving The Chubb Corporation and the 2015 sale of HCC Insurance Holdings, Inc., the Compensation Committee reviewed the Compensation Peer Group with Pearl Meyer and management. The Compensation Committee determined, in addition to removing The Chubb Corporation and HCC Insurance Holdings, Inc., to increase by four companies the components of the Compensation Peer Group by four companies (from 11 to 14) so that the number of companies in the Compensation Peer Group is more consistent with Company peers. The new companies added for 2016 are Lincoln National Corporation, Assurant Inc., Voya Financial, Inc., Alleghany Corporation and Endurance Specialty Holdings Ltd..

The Compensation Committee determined that the types of compensation paid to the Company’s senior executives (i.e. annual salary, performance bonus, equity incentives, retirement plan contributions and perquisites) are similar to those paid to senior management at companies in the Compensation Peer Group. Although the Company seeks to offer a level of total compensation to our executive officers that is competitive with the compensation paid by companies in the Compensation Peer Group, we do not target or benchmark a particular percentile with respect to our executives’ total pay packages or any individual components thereof. Rather, the Compensation Committee’s consideration of the compensation levels and performances of the companies in the Compensation Peer Group constitutes just one of many of the factors described in this Compensation Discussion and Analysis, and such peer group data is considered generally and not as a substitute for the Compensation Committee’s discharge of its fiduciary duties in making executive officer compensation decisions.

Based upon all these factors, the Compensation Committee believes it is in AFG shareholders’ best long-term interest for the Compensation Committee to ensure that the overall level of compensation, especially the aggregate total of salary, bonus and equity-based awards, is competitive with companies in the Compensation Peer Group. The Compensation Committee continues to believe that the quality, skills and dedication of executive leaders are critical factors affecting the long-term value of the Company. Therefore, the Compensation Committee and the Co-CEOs continue to try to maintain an executive compensation program that will attract, motivate, retain and reward the highest level of executive leadership possible and align the interests of AFG’s executives with those of AFG’s shareholders.

The Compensation Committee’s decisions concerning the specific 2015 compensation elements for the Co-CEOs were made within this framework. The Compensation Committee also considered each Co-CEO’s performance and prior-year salary, bonus and other compensation. In all cases, specific decisions involving 2015 compensation were ultimately based upon the Compensation Committee’s judgment about the Co-CEOs’ performance, potential future contributions and about whether each particular payment or award would provide an appropriate incentive and reward for performance that sustains and enhances long-term shareholder value without subjecting the Company to inappropriate or unreasonable risk.

Based on its review, including its discussions with Pearl Meyer, the Compensation Committee found the named executive officers’ total compensation in the aggregate to be reasonable and consistent with the objectives of the Company’s compensation programs and generally aligned performance versus peers.

Change in Control

The Compensation Committee has also noted that no named executive officer is a party to an employment or other agreement providing for severance or change in control payments. Awards under the Senior Executive Equity Bonus Plan (final award grant in 2015), the Senior Executive Long Term Incentive Compensation Plan (first awards granted in 2016) and the Company’s shareholder-approved equity incentive plans contain provisions for an acceleration of vesting, applicable to all participants, of awards upon a change in control. The Compensation Committee further noted that rights to acceleration under the Company’s 2015 Stock Incentive Plan had been modified through the addition of a double trigger for awards granted beginning in 2016.

Tally Sheets

The Compensation Committee reviews a comprehensive tally sheet compiled internally to review all elements of the named executive officers’ compensation. The tally sheets reviewed include all of the information that is reflected in the Summary Compensation Table as well as amounts and descriptions of perquisites not required to be specifically identified by SEC regulations, generally due to the fact that the amount of such items is not deemed material under applicable SEC regulations. The review by

2016 Proxy Statement | Compensation Discussion and Analysis

pg. 26

the Compensation Committee analyzes how changes in any element of compensation would impact other elements. Such analysis has become an important component in the Compensation Committee’s review of named executive officer compensation as various components, including perquisites, are deemed by the Compensation Committee to be important elements of an executive’s overall compensation. This also allows the Compensation Committee to make compensation decisions and evaluate management recommendations based upon a complete analysis of an executive’s total compensation.

To get a clearer picture of the total amount of compensation paid to the Company’s executive officers, the Compensation Committee annually reviews all components of the named executive officers’ total compensation package. This review includes salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option gains, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits, and the contributions to and investment performance under the Company’s retirement plans. At the Compensation Committee’s direction, a tally sheet totaling all the above components was prepared for and reviewed by the Compensation Committee. With regard to perquisites paid to the Co-CEOs, the Compensation Committee noted the annual limitations with respect to personal use of corporate aircraft (120 occupied flight hours each) and the executive insurance program ($300,000) and the fact that, if such limitations are exceeded, reimbursement is made based on the cost to the Company of providing those benefits. The Compensation Committee, beginning in 2016, adopted a policy limiting all non-aircraft perquisites and non-statutory retirement plan contributions to the Co-CEOs to $500,000 and, if exceeded in any year, the Co-CEOs would reimburse the Company for the excess.

Wealth Accumulation

As part of its analysis and approval of long-term equity incentive compensation available to the named executive officers, the Compensation Committee reviewed information relative to equity wealth accumulation of the named executive officers based on previous awards. The purpose of this analysis was to determine whether prior and proposed awards are likely to be effective for retention and as performance incentives to the named executive officers. The Compensation Committee was mindful of the substantial percentage ownership of the Company’s common shares by the Co-CEOs, and the effect of such ownership in aligning their interests with those of all of our shareholders.

Internal Pay Equity

The Compensation Committee does not apply fixed ratios when conducting an analysis of the relative difference between the Co-CEOs’ compensation and the compensation of the Company’s other senior executives. However, the Compensation Committee believes that the Company’s internal pay equity structure is appropriate based upon the contributions to the success of the Company and as a means of motivation to other executives and employees.

Share Ownership Requirements

The named executive officers and other senior executives of the Company and its subsidiaries (approximately 40 persons) are subject to the Company’s share ownership requirements. Pursuant to the requirements, each Co-CEO must own five times his base salary in Company’s common shares. All other executives subject to the requirements must own one times their base salary in Company’s common shares.

Hedging and Pledging Policy

The Company prohibits transactions involving hedging of Company shares by directors and executive officers. The Company permits pledges of shares on a limited basis. No named executive officer or director has pledged any Company shares.

Outside Consultants

The Compensation Committee has the authority to retain and from time to time has considered the use of outside consultants to assist in evaluating the Company’s executive compensation programs and practices.

As discussed above, in 2015, the Company engaged Pearl Meyer to review and analyze aspects of the Company’s compensation program. The Chairman of the Compensation Committee participated in the process with Pearl Meyer, and the final Pearl Meyer report was presented to the Compensation Committee and discussed at meetings of the Compensation Committee.

In addition, as it has in past years, the Compensation Committee has obtained and considered studies and reports containing comparative market and industry-wide data, which were generated by professional compensation research firms. The Company has also surveyed publicly available compensation data.

As a result, the Compensation Committee believes that it has the necessary resources available to survey the compensation practices of the Company’s Compensation Peer Group and receive current information regarding the compensation developments in the marketplace.

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to certain named executive officers. An exception to the limitations is provided for “performance-based

2016 Proxy Statement | Compensation Discussion and Analysis

pg. 27

compensation.” Certain compensation that the Company pays to the named executive officers qualifies as “performance-based compensation” for purposes of Section 162(m) and is, therefore, eligible to be fully deducted by the Company for federal income tax purposes. Examples of compensation paid to named executive officers not qualifying as “performance based compensation” and thus subject to the deduction limits of Section 162(m) include the Performance Component under the Annual Senior Executive Bonus Plan for certain named executive officers, which is qualitative in nature, and awards of restricted shares that have vesting based only on continued service.

The Company views preserving tax deductibility as an important objective, but not the sole objective, in establishing executive compensation. Although the Company has compensation plans that are intended to permit the award of deductible compensation under Section 162(m) of the Internal Revenue Code, the Compensation Committee does not necessarily limit executive compensation to the amount deductible under that provision. Rather, it considers the available alternatives and acts with the intention of preserving the deductibility of compensation to the extent reasonably practicable and consistent with its other compensation objectives, including the attraction and retention of key executives.

While certain awards may be intended to qualify for the “performance-based compensation” exception under Section 162(m), the determination of whether compensation actually qualifies for the exception is complex and is based on the facts and circumstances of each case. Consequently, the Company cannot guarantee that compensation that is intended to qualify for the “performance-based compensation” exception under Section 162(m) will in fact so qualify.

Section 409A

Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the law with respect to the timing of deferral elections, timing of payments and certain other matters. In general, it is AFG’s intention to design and administer its compensation and benefits plans and arrangements for all of its employees so that they are either exempt from, or satisfy the requirements of, Section 409A.

2016 Proxy Statement | Compensation Discussion and Analysis

pg. 28

Compensation Components

For the fiscal year ended December 31, 2015, the principal components of compensation for named executive officers were:

•	base salary;
•	annual performance-based cash bonuses;
•	long-term incentive compensation;
•	retirement and deferred compensation benefits; and
•	perquisites and other personal benefits.

Each of these components plays a different strategic role in our compensation program:

Compensation Element	Strategic Role in Compensation
Base salary is determined based on position, scope of responsibilities, experience, tenure, qualifications and competitive data.	• Provides a fixed level of compensation for services rendered during the year. • Attracts and retains executive talent.
Annual cash incentive awards are variable awards payable in large part based on Company performance and results established by the Compensation Committee.

•

Provides focus on annual performance goals that are linked to Company success and shareholder value.

•

Motivates and rewards named executive officers to achieve strong annual business results that will contribute to the Company’s long-term success without creating an incentive to take excessive risk.

Long-term incentive awards granted annually, including stock options and restricted stock awards.

•

Ensures that the named executive officers have a significant continuing interest in the long-term financial success of the Company.

•

Aligns the interests of the named executive officers with Company shareholders.

•

Encourages decisions and rewards performance that contributes to the long-term Company success.

•

Encourages executive retention.

•

Discourages excessive risk taking.

Long-term equity awards granted through 2015 under the Senior Executive Equity Bonus Plan and long-term cash awards granted through the Senior Executive Long Term Incentive Compensation Plan beginning in 2016.

•

Encourages focus on growth in book value, a primary driver of shareholder value.

•

Encourages retention through overlapping three-year performance periods after initial one year and two year ramping awards.

•

Long-term focus discourages excessive risk taking.

Retirement benefits which provide competitive retirement benefits that are generally comparable to those provided to all employees.

•

Provides qualified retirement benefits through Company matching of a percentage of contributions in a defined contribution plan.

•

Provides non-qualified contributions where tax law limits amounts.

•

Attracts executive talent.

•

Ensures that executives who spend all or most of their careers with AFG will have the opportunity to accrue a reasonable retirement benefit.

Deferred compensation elections, which are voluntary and permit deferral of base salary or bonus into our common shares and/or cash at an interest rate determined annually.

•

Permits named executive officers to defer receipt of all or any part of their base salary and/or annual cash bonus.

•

Provides a retention feature through reasonable return potential.

•

Provides an attractive tax planning opportunity designed to attract and retain executives.

Perquisites including health care; life, disability, auto and home insurance; security services; aircraft usage; entertainment; and administrative services.	• Provides competitive compensation elements designed to attract and retain executive talent. • Personal use of Company aircraft enhances security and personal safety as well as enhancing productivity.

2016 Proxy Statement | Compensation Discussion and Analysis

pg. 29

Compensation Risk Analysis

The Compensation Committee has reviewed the risk profile of the components of AFG’s executive compensation programs, including the performance objectives and target and maximum levels used in connection with incentive awards. In addition to analyzing each individual compensation component to discourage excessive risk-taking, we structure our overall compensation program to discourage excessive risk-taking through a balanced use of compensation vehicles and metrics with an overall goal of delivering sustained long-term shareholder value while aligning our executives’ interests with those of our shareholders. Further, our program makes a substantial portion of each named executive officer’s compensation contingent on delivering performance results that benefit our shareholders. The Compensation Committee believes that AFG’s executive compensation programs incentivize the appropriate level of risk-taking behavior by its named executive officers needed to grow the business, while encouraging prudent decision-making that focuses on both short-term and long-term results.

The Compensation Committee continues to monitor and evaluate on an ongoing basis the mix of compensation, especially equity compensation, awarded to the named executive officers, and the extent to which such compensation aligns the interests of the named executive officers with those of AFG’s shareholders. In connection with this practice, the Compensation Committee annually considers and discusses the structure of the Company’s executive compensation program and the relative weighting of various compensation elements.

See the discussion of modifications to the executive compensation program discussed above under “Compensation Discussion and Analysis — Compensation and Corporate Policy Updates” on page 24.

Compensation Committee Discussions with Co-CEOs

Our Co-CEOs determine the compensation for the named executive officers other than themselves. The Compensation Committee reviews the levels of compensation determined by the Co-CEOs, and annually reviews the performance of the other named executive officers with the Co-CEOs. The Compensation Committee makes recommendations to the Board and the Co-CEOs with respect to general non-Co-CEO compensation, incentive-compensation plans and equity-based plans.

Our Co-CEOs discuss with the Compensation Committee their thoughts on the Company’s performance, their performance, their current and future compensation levels, and the reported compensation of senior executives at the Compensation Peer Group prior to the time that the Compensation Committee takes any action with respect to setting the compensation of the Co-CEOs. The Co-CEOs also make recommendations to the Compensation Committee with respect to the EPS and Company Performance Components of the incentive compensation arrangements applicable to them. Specifically, the Co-CEOs recommended that these components from AFG’s business plan be considered in connection with 2015 compensation objectives and targets. The Compensation Committee considers this input in connection with its review and approval of corporate goals and objectives relevant to Co-CEO compensation, deliberation of Co-CEO performance in light of those goals and objectives, and determination of Co-CEO compensation levels based on this evaluation.

Base Salary

The Company pays salaries that are designed to attract and retain superior leaders. After reviewing compiled data and materials as discussed above, the Compensation Committee determines annual base salaries for the Co-CEOs that are appropriate, in its subjective judgment, based on each Co-CEO’s responsibilities and performance and input from the Co-CEOs themselves. The Co-CEOs set salaries for the other named executive officers, which are reviewed by the Compensation Committee. The Co-CEOs believe that such salaries are appropriate in light of the levels of responsibility of such officers and their individual contributions to the Company’s success. The base salaries for the Co-CEOs for 2015 remained the same as 2010 – 2014.

Annual Performance-Based Cash Bonuses

Annual performance-based cash bonuses are designed to reward the current year performance of AFG as compared to AFG’s performance in prior years and its current year performance versus other companies in its market segment. The Company believes that the overall performance of AFG is substantially related to the performance of its executives. If earned, cash bonuses are generally paid in the first quarter for the prior year’s performance. Generally, and in 2015, annual performance-based cash bonuses were payable upon achievement of earnings per share goals and performance goals as discussed in detail below.

Annual Senior Executive Bonus Plan-EPS Component

Consistent with prior years, under the Annual Senior Executive Bonus Plan, the Compensation Committee, working with management, developed for 2015 an annual bonus plan providing that a substantial portion of annual compensation is dependent on AFG’s performance. Participants in the Annual Senior Executive Bonus Plan during 2015 include the Co-CEOs and the other named executive officers.

For 2015, for all named executive officers, 50% of the annual cash bonus was payable based on the Company’s

2016 Proxy Statement | Compensation Discussion and Analysis

pg. 30

2015 “Operating EPS” which was calculated consistent with prior years. The Operating EPS goals for all named executive officers were identical.

Operating EPS differs from AFG’s reported net earnings per share (determined in accordance with generally accepted accounting principles) by excluding realized gains and losses in the investment portfolio and certain other items that may not be indicative of AFG’s ongoing core operations. Further, any special charge taken as a result of an internal review of asbestos and environmental reserves is to be considered a non-core item. The Compensation Committee believes that Operating EPS results are a significant indicator of the Company’s annual performance and that because all Company executives, working as a team, contribute to the Operating EPS, a large portion of annual incentive cash compensation should be based on these Company results.

The Operating EPS target for 2015 was established by the Compensation Committee after reviewing the Company’s 2015 business plan prepared by management, approved by the Co-CEOs and reviewed with the Board of Directors. The 2015 target of $5.30 per share represented an increase of more than 10% over the Operating EPS target for 2014 and an increase of nearly 10% over the Company’s outstanding Operating EPS results of $4.28 for 2014. In increasing the Operating EPS target for 2015, the Compensation Committee considered primarily the higher anticipated earnings in the Company’s property and casualty insurance operating results. The Compensation Committee determined that achieving the 2015 Operating EPS target would require substantial efforts on behalf of the entire organization, including the named executive officers and other Company senior management, and gave consideration to factors which might impact ongoing earnings, including, but not limited to, competition, market influences, governmental regulation and the Board of Directors’ desire to devote resources to other internal corporate objectives, such as acquisitions or start-ups.

The determination of bonus amounts under the EPS Component was as follows:

Operating EPS	Percentage of Bonus Target to be paid for EPS Component
Less than $4.85	0
$5.30	100%
$5.65 or more	Maximum

For each named executive officer, one hundred percent of the EPS Component was to be paid if Operating EPS were $5.30 per share. If Operating EPS was at least $4.85 but less than $5.30 or above $5.30 but less than $5.65, the EPS Component of the bonus was to be determined by straight-line interpolation. If Operating EPS was $5.65 or more, the maximum amount was to be paid. For the Co-CEOs, the maximum was 175% of the target bonus; for

Mr. Consolino and Mr. Berding, the maximum amount was 150% of the target bonus and for the other named executive officers, the maximum amount was 125% of the target bonus.

Name	EPS Component Target Bonus
Carl H. Lindner III	$750,000
S. Craig Lindner	$750,000
Joseph E. (Jeff) Consolino	$550,000
John B. Berding	$550,000
Michelle A. Gillis	$112,500
Vito C. Peraino	$300,000

For 2015, AFG reported Operating EPS of $5.44. As a result, the Compensation Committee authorized the payment of bonuses for 2015 as follows under the EPS Component: $975,000 (130% of bonus target) to each Co-CEO; $660,000 (120% of bonus target) to each of Mr. Consolino and Mr. Berding; $123,750 and $330,000, respectively, (110% of bonus target) to Ms. Gillis and Mr. Peraino.

Annual Senior Executive Bonus Plan-Performance Component

As discussed in more detail below, for the Co-CEOs, Mr. Consolino and Mr. Berding, the remaining 50% of the annual bonus was based on Company Performance Components, and for Ms. Gillis and Mr. Peraino, 50% of the annual bonus was based on the Co-CEOs’ subjective Performance Component determinations.

In setting Company Performance Components applicable to the Co-CEOs, Mr. Consolino and Mr. Berding, the Compensation Committee considered AFG’s business plan and budgeted targets.

With respect to the Co-CEOs, as in prior years, the Compensation Committee determined that the quantifiable measurements for each Co-CEO should be identical because the Compensation Committee believes that the Co-CEOs are ultimately jointly responsible for the achievement of such objectives. The Compensation Committee views the roles of the Co-CEOs as collaborative, as opposed to competitive, and thus does not seek to distinguish the performance of one from the other. Rather, the Compensation Committee scrutinized the Co-CEOs’ collective role in AFG’s achievement of EPS targets, developing management personnel, focus on investment portfolio performance and development and implementation of strategic transactions and initiatives to enhance shareholder value.

With respect to Mr. Consolino and Mr. Berding, the Co-CEOs believe that each plays a collaborative role with the Co-CEOs in the achievement of AFG’s business plan and budgeted targets. While most of the applicable performance goals were identical to each, the Co-CEOs

2016 Proxy Statement | Compensation Discussion and Analysis

pg. 31

determined the weight assigned to certain performance goals based on each executive’s areas of responsibility as described below.

The following were the performance goals established by the Compensation Committee for 2015:

1.	Grow book value per share (excluding appropriated retained earnings and unrealized gains/losses on fixed maturity securities, non-core asbestos and environmental charges and the cumulative effects of accounting changes and the amount of any dividends and other capital distributions made on Company common shares) of at least 9.2%.
2.	Achieve core return on equity of at least 11.1%.
3.	Achieve annuity and run-off long-term care and life insurance pre-tax, pre-interest expense operating earnings of $332 million.
4.	Have Company common shares outperform the S&P 500 Insurance Stock Index.
5.	Maintain debt-to-total capital ratio of less than 22% (calculated consistent with past practice).
6.	Achieve specialty property and casualty calendar year combined ratio of 92.7% or below.
7.	Achieve returns on fixed income portfolio that exceed those of a custom composite benchmark constructed to reflect the Company’s property and casualty and annuity fixed maturity assets during 2015.
8.	Achieve accident year combined ratio of 97.0% or better for the Company’s subsidiary, National Interstate Corporation (“National Interstate”).

For the Co-CEOs, Mr. Consolino and Mr. Berding, no target amount applied to the Company Performance Component. For achievement of none of the performance goals, each would receive no bonus for the component. For the achievement of all performance goals, each could receive a maximum amount as follows:

Name	Company Performance Component Maximum Bonus
Carl H. Lindner III	$1,312,500
S. Craig Lindner	$1,312,500
Joseph E. (Jeff) Consolino	$825,000
John B. Berding	$825,000

After identifying the performance goals, the Compensation Committee determined the applicability and weighting of the goals to the Co-CEOs, Mr. Consolino and Mr. Berding.

Each Co-CEO would receive one-seventh ($187,500) of their maximum bonus for the Company Performance Component ($1,312,500) for the achievement of each of goal nos. 1 – 7. These goals were consistent in type for the goals applicable to the Co-CEOs in recent years and were viewed by the Compensation Committee as significant company-wide goals requiring effort by each Co-CEO.

Mr. Consolino would receive $117,000 for the achievement of goal no. 8 and one-sixth ($118,000) of his maximum bonus for the Company Performance Component ($825,000) for the achievement of each of goal nos. 1 – 6. The Compensation Committee determined that all of the company-wide goals, except with respect to fixed income portfolio performance, were applicable to Mr. Consolino as Chief Financial Officer. In addition, the Compensation Committee concluded that Mr. Consolino’s role as Chairman of the Board of National Interstate, which represents an important strategic component of the Company’s overall operations, merited a performance goal tied to National Interstate results.

Mr. Berding would receive $195,000 for the achievement of goal no. 7 and one-fifth ($126,000) of his remaining maximum bonus for the Company Performance Component ($825,000) for the achievement of each of goals nos. 1 – 5. The Compensation Committee determined that it was appropriate, in light of Mr. Berding’s position as president of the Company’s investment management organization, to weight the performance goal relating to fixed income portfolio performance higher than the company-wide goals that the Compensation Committee applied to Mr. Berding.

For 2015, the Compensation Committee certified that the Company satisfied four of the eight goals (nos. 2, 3, 4 and 5) as set forth below:

1.	Book value per share growth of 9.1%.
2.	Core return on equity of 11.5%.
3.	Annuity and run-off long-term care and life insurance pre-tax, pre-interest expense operating earnings of $368 million.
4.	AFG common share performance of 22.3% vs. the S&P 500 Insurance Stock Index performance of 2.3%.
5.	Debt-to-total capital ratio of 13.1%.
6.	Specialty property and casualty calendar year combined ratio of 93.1%.
7.	Fixed income portfolio outperformance.
8.	National Interstate accident year combined ratio of 100%.

As of the date of this proxy statement, AFG has preliminarily determined that performance goal no. 7 above has been satisfied, but the data necessary to make a final determination are not currently available in full. No amounts have been paid, or will be paid, with respect to goal no. 7 unless and until the Compensation Committee certifies that it has been satisfied.

2016 Proxy Statement | Compensation Discussion and Analysis

pg. 32

AFG preliminarily determined that performance goal no. 7, which was identical for 2014, had been satisfied in 2014 and included the payment of appropriate amounts in the Summary Compensation Table in the 2014 Proxy Statement. AFG, however, subsequently determined that the goal was not satisfied for 2014, and compensation paid to Mr. Lindner, Mr. Lindner and Mr. Berding for 2014 as reflected in the Summary Compensation Table on page 37. has been adjusted to reflect that the payments were not made.

For 2015, each Co-CEO received a bonus of $750,000 (achievement of four of six goals, with an additional $187,500 payable to each Co-CEO in the event that goal no. 7 is satisfied), Mr. Consolino received a bonus of $472,000 (achievement of four of seven goals) and Mr. Berding received a bonus of $504,000 (achievement of four of five goals, with an additional $195,000 payable in the event that goal no. 7 is satisfied).

For Ms. Gillis and Mr. Peraino, the Performance Component was determined by the Co-CEOs based on the Co-CEOs’ subjective rating of the named executive officers relative to overall performance for 2015. Each of Ms. Gillis and Mr. Peraino were eligible to receive a bonus ranging from 0% to 125% of the target amount allocated to the Performance Component. The target amounts were as follows:

Name	Performance Component Target Bonus
Vito C. Peraino	$300,000
Michelle A. Gillis	$112,500

The determination for Ms. Gillis and Mr. Peraino includes a consideration of all factors deemed relevant, including, but not limited to: operational, qualitative measurements relating to the development and implementation of strategic initiatives and annual objectives; responses to unexpected developments; the development of management personnel; and the impact of any extraordinary transactions involving or affecting the Company and its subsidiaries. The Co-CEOs considered these factors, together with the respective roles of the named executive officers with respect to the consistent improvement in the Company’s operating performance over the past several years, and determined that the named executive officers receive the following: $140,625 to Ms. Gillis (125% of target); and $360,000 to Mr. Peraino (120% of target).

Long-Term Equity Incentive Compensation

The Compensation Committee believes long-term equity incentive compensation encourages management to focus on long-term Company performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in the Company through equity awards that vest over time. The Compensation

Committee believes that equity awards represent an important part of AFG’s performance-based compensation system. The Compensation Committee further believes that AFG shareholders’ interests are well served by aligning AFG’s senior executives’ interests with those of its shareholders through the grant of equity awards.

Equity awards are generally granted at a regularly-scheduled Compensation Committee meeting in February shortly after AFG issues a press release announcing results of the recently ended fiscal year. Consistent with this practice, the Compensation Committee granted stock options and restricted shares to executive officers and certain designated key employees in February 2015.

In determining the value of overall annual grants to all employees, the Compensation Committee takes into consideration the dilutive effect to shareholders of the additional shares which may be issued pursuant to stock-based awards as well as the expense to AFG as stock-based awards vest. The Compensation Committee believes that several features present in stock-based awards give recipients substantial incentive to maximize AFG’s long-term success. Specifically, the Compensation Committee believes that, because stock options (granted through 2015) vest at the rate of 20% per year and restricted stock awards “cliff” vests in four years, these awards promote executive retention due to the potential for forfeiture of options and restricted stock that have not fully vested upon departure from AFG. The Compensation Committee discontinued granting stock options and began awarding only restricted shares in 2016, partly in order to control share usage and reduce the potential dilution to shareholders from stock-based incentive compensation.

Equity award levels for participants are determined based on award amounts from previous years, market and peer company data, (through 2015) fair value of option grants, expense to AFG, the relative benefits to participants of such expense and the overall compensation level of such participants. Equity grants vary among participants based on their positions within the Company, and AFG believes that the consideration of these factors results in reasonable grant levels to its named executive officers and other employees. Stock options and restricted shares granted in 2015 to the named executive officers are set forth in the Grants of Plan-Based Awards Table on page 39 of this proxy statement.

Senior Executive Equity Bonus Plan

Under the Senior Executive Equity Bonus Plan, the Company may grant bonus awards in the form of Company common shares to the Co-CEOs and other senior executive officers of the Company and its subsidiaries, including the named executive officers, based upon the achievement of the performance goals set forth annually by the Compensation Committee. The Compensation Committee believes that

2016 Proxy Statement | Compensation Discussion and Analysis

pg. 33

payment in shares further aligns the interests of the participants with those of all shareholders.

For awards granted through 2013 (payable for the three year period 2013 – 2015), including those payable for 2015 (for the three year period 2013 – 2015), the Compensation Committee utilized one performance criterion — book value per share growth over a specified period versus the book value per share growth over the same period of the group of companies set forth below (the “plan companies”). The book value per share comparisons, for the Company and each plan company were adjusted to negate the effects of accounting changes, accumulated other comprehensive income and the impact of dividends and other capital distributions made on common shares. The awards provided for such adjustments because the Committee determined that failing to adjust for accounting changes could result in artificially inflating or decreasing book value per share and failing to adjust for other comprehensive income and the impact of distributions could influence Company decisions, like, for example, the timing and amount of dividends to be paid, in a manner not consistent with a goal of continuing to increase shareholder value.

The group of companies utilized for purposes of determining satisfaction of the book value per share criterion was designed to approximate the Company’s business mix of property and casualty insurance and annuities.

To date, the Compensation Committee has made awards under the Senior Executive Equity Bonus Plan that reward multi-year Company performance through rolling three-year performance periods. In order to retain a performance equity compensation component for new participants in the two years preceding the end of the initial three-year performance period, the Committee has, to date, approved performance goals based on one year and two year performance in addition to three year performance. After the initial grants to each new participant, annual grants have been based on three year performance.

The participants under the Equity Bonus Plan for awards payable for 2015 were the Co-CEOs, Mr. Berding and Mr. Consolino. The Compensation Committee set a target and a maximum for each award. The target amount for each Co-CEO was $2,500,000, and the target amount for each of Mr. Berding and Mr. Consolino was $750,000. The maximum award was 200% of the target amount.

For 2015, as in prior years, for all participants, if the Company’s growth in book value per share placed it in the fourth (lowest) quartile of the plan companies, no bonus would be payable to any participant. If the Company’s growth in book value per share exceeded all plan companies, each participant would receive the maximum amount payable (200% of the target amount). If the Company’s growth in book value per share exceeded the fourth (lowest) quartile of the plan companies but did not exceed that of all plan companies, each participant would be entitled to a bonus amount calculated by applying straight line interpolation rounded to the nearest whole dollar amount for growth in book value per share between 0% (for being in the fourth (lowest) quartile of plan companies) and 200% (for growth in book value per share exceeding that of all other plan companies) of the target amount. Plan companies acquired during the three year performance period are excluded when calculating awards under the plan. In order for a participant to receive his target amount, the Company’s growth in book value per share must be in the top 37.5% of the plan companies.

The Company’s growth in book value per share for the period from January 1, 2013 through December 31, 2015 placed it eleventh in comparison to the plan companies. As a result, each Co-CEO received a bonus of $2,101,449 for 2015, payable (after taxes withheld) through the issuance of 15,514 Company common shares. Additionally, each of Mr. Consolino and Mr. Berding received a bonus of $630,435 for 2015, payable (after taxes withheld) through the issuance of 4,654 Company common shares. Each participant’s bonus amount represented 84% of their target bonus under the plan.

The plan companies under the Senior Executive Equity Bonus Plan for awards paid for the three year period ended December 31, 2015 were:

1.   Ace Limited
2.   Alleghany Corp.
3.   American Equity Investment Life Holding Co.
4.   American National Insurance Co.
5.   Arch Capital Group Ltd.
6.   Argo Group International Holdings, Ltd.
7.   Baldwin & Lyons Inc.
8.   The Chubb Corporation
9.   Cincinnati Financial Corp.
10.  CNA Financial Corporation
11.  CNO Financial Group, Inc.
12.  Hanover Insurance Group, Inc.
13.  The Hartford Financial Services Group, Inc.
14.  HCC Insurance Holdings, Inc.
15.  Horace Mann Educators Corp.
16.  Lincoln National Corp.
17.  Markel Corporation
18.  Metlife, Inc.
19.  National Western Life Group, Inc.
20.  Protective Life Corp.
21.  RLI Corp.
22.  Symetra Financial Corporation
23.  Travelers Companies, Inc.
24.  W.R. Berkley Corporation
25.  XL Group plc

For awards granted beginning in 2014 (payable for the three year period 2014 – 2016), the Compensation Committee modified awards by retaining the book value per share growth criterion but providing that one-half of the senior executive’s bonus amount would be based on book value per

2016 Proxy Statement | Compensation Discussion and Analysis

pg. 34

share growth. The remaining one-half of the bonus amount is based on annual return on equity growth defined as the percentage equal to the Company’s core operating earnings divided by the Company’s shareholders equity (excluding appropriated retained earnings and accumulated other comprehensive income). The applicable percentage would be the average return on equity for each of the three years in the performance period.

In February 2016, the Board adopted the Senior Executive Long Term Incentive Compensation Plan which was designed to approximate award amount and criteria under the Senior Executive Equity Bonus Plan. Unlike the Senior Executive Equity Bonus Plan, which pays awards in Company shares, awards under the Senior Executive Long Term Incentive Compensation Plan will be payable in cash.

The Compensation Committee reviewed the plan companies with Pearl Meyer and management and adopted the following list of plan companies for awards granted in 2016 (for the 2016 – 2018 performance period):

1.   Alleghany Corporation
2.   American Equity Investment Life Holding Co.
3.   American National Insurance Co.
4.   Arch Capital Group Ltd.
5.   Argo Group International Holdings, Ltd.
6.   Assurant, Inc.
7.   Baldwin & Lyons Inc.
8.   Chubb Limited
9.   Cincinnati Financial Corp.
10.  CNA Financial Corporation
11.  CNO Financial Group, Inc.
12.  Endurance Specialty Holdings Ltd.
13.  The Hanover Insurance Group, Inc.
14.  The Hartford Financial Services Group, Inc.
15.  Horace Mann Educators Corp.
16.  Lincoln National Corporation
17.  Markel Corp.
18.  MetLife, Inc.
19.  National Western Life Group, Inc.
20.  Old Republic International Corporation
21.  RLI Corp.
22.  The Travelers Companies, Inc.
23.  Voya Financial, Inc.
24.  W.R. Berkley Corporation
25.  XL Group plc.

Approval of the Senior Executive Long Term Incentive Compensation Plan is Proposal No. 4 for consideration by shareholders at the 2016 annual meeting and is described in detail beginning on page 11 above.

Recovery of Prior Awards

AFG does not have a policy with respect to adjustment or recovery of awards or payments if relevant company performance measures upon which previous awards were based are restated or otherwise adjusted in a manner that would reduce the size of such award or payment. Under those circumstances, we expect that the Compensation Committee and the Board would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the applicable restatement or adjustment. Nevertheless, the Company is subject to the provisions of Section 304 of the Sarbanes-Oxley Act, with its recoupment requirements. In addition, each of the Senior Executive Equity Bonus Plan and the Annual Senior Executive Bonus Plan contain specific provisions regarding recovery of awards in the event of restatement of materially inaccurate financial results.

Retirement and Other Related Benefits

The Company provides retirement benefits to named executive officers through a combination of qualified (under the Internal Revenue Code) and nonqualified plans. AFG provides retirement benefits to qualified employees through the 401(k) Retirement and Savings Plan (“RASP”), a defined contribution plan. AFG makes discretionary contributions to the retirement fund portion of the plan and matches a percentage of employee contributions to the savings fund. The amount of such contributions and matching payments are based on a percentage of the employee’s salary up to certain thresholds. AFG also makes available to certain employees benefits in its Nonqualified Auxiliary RASP (“Auxiliary RASP”). The purpose of the Auxiliary RASP is to enable employees whose contributions in the retirement contribution portion of the 401(k) RASP are limited by IRS regulations to have an additional benefit to the 401(k) RASP.

The Company also maintains a Deferred Compensation Plan pursuant to which certain employees of AFG and its subsidiaries (currently those paid $110,000 or more annually) may defer up to 80% of their annual salary and/or bonus. For 2015, participants could elect to have the value of deferrals earn a fixed rate of interest, set annually by the Board of Directors (1.0% in 2015); fluctuate based on the market value of Company common shares, as adjusted to reflect stock splits, distributions, dividends; or earn interest as determined by one or more publicly traded mutual funds. A deferral term of either a fixed number of years or upon termination of employment must be elected at the time of deferral. Under the plan, no federal or state income taxes are paid on deferred compensation. Rather, such taxes will be due upon receipt at the end of the deferral period. The Nonqualified Deferred Compensation Table on page 41 of this proxy statement discloses 2015 compensation earned by the named executive officers in connection with the Deferred Compensation Plan.

Perquisites and Other Personal Benefits

Perquisites, such as insurance coverage, security services, certain entertainment expenses, administrative staff attending to occasional personal matters, and the personal

2016 Proxy Statement | Compensation Discussion and Analysis

pg. 35

use of corporate aircraft, are made available to AFG’s executive officers. These benefits and the estimated costs to the Company of such benefits are included in the All Other Compensation table below on page 38.

During 2015, as in prior years, the Company operated corporate aircraft used for the business travel of senior management of the Company and its subsidiaries. The Board has encouraged the use of corporate aircraft for the travel needs of the Company’s Co-CEOs, including personal travel, in order to minimize and more efficiently utilize their travel time, protect the confidentiality of their travel and the Company’s business, and enhance their personal security. Notwithstanding, the Compensation Committee and the Co-CEOs jointly acknowledge that such aircraft use is a personal benefit, and as such, the Compensation Committee considers the cost to the Company of such use to be an element of the total compensation paid to these individuals.

For each Co-CEO, the Compensation Committee limits personal use of corporate aircraft (120 occupied flight hours) and executive insurance program premiums ($300,000). If exceeded, reimbursement is made based on the cost to the Company of providing the benefits. For taxable benefits, the dollar amounts are included as taxable income to the named executive officers, and the Company does not provide tax gross-up payments for any perquisites. See footnote one to the “All Other Compensation” table below on page 38 for a discussion of the tax treatment of aircraft benefits. The Compensation Committee, beginning in 2016, adopted a policy limiting all non-aircraft perquisites and non-statutory retirement plan contributions to the Co-CEOs to $500,000 and, if exceeded in any year, the Co-CEOs would reimburse the Company for the excess.

The Compensation Committee believes these perquisites to be reasonable, particularly as a part of total executive compensation, comparable with plan companies and consistent with the Company’s overall executive compensation programs.

2016 Proxy Statement | Compensation Discussion and Analysis

pg. 36

Executive Compensation

Summary Compensation Table

The following table summarizes the aggregate compensation paid to or earned by the named executive officers for each of the last three years. Such compensation includes amounts paid by AFG and its subsidiaries and certain affiliates for the years indicated. Amounts shown relate to the year indicated, regardless of when paid. AFG has no employment agreements with the named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Carl H. Lindner III Co-Chief Executive Officer and Co-President (Co-Principal Executive Officer)	2015	1,150,000	—	2,851,671	764,500	1,912,500	963,350	7,642,021
	2014	1,150,000	—	3,383,360	732,500	1,413,750	960,979	7,640,589
	2013	1,150,000	—	4,695,538	755,110	2,112,500	943,693	9,656,841
S. Craig Lindner Co-Chief Executive Officer and Co-President (Co-Principal Executive Officer)	2015	1,150,000		2,851,671	764,500	1,912,500	1,017,182	7,695,853
	2014	1,150,000	—	3,383,360	732,500	1,413,750	904,331	7,583,941
	2013	1,150,000	—	4,695,538	755,110	2,112,500	961,595	9,674,743
Joseph E. (Jeff) Consolino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	2015	843,269	—	1,005,546	382,250	1,132,000	166,999	3,530,064
	2014	817,307	—	1,007,469	366,250	986,922	79,148	3,257,096
	2013	676,293	—	5,998,731	377,555	1,500,000	83,666	8,636,245
John B. Berding President of American Money Management	2015	850,000	25,000	1,080,695	458,700	1,359,000	106,324	3,879,719
	2014	800,000	—	1,082,535	439,500	1,018,350	79,973	3,420,358
	2013	800,000	1,300,000	1,080,481	453,066	—	80,375	3,713,922
Michelle A. Gillis Senior Vice President and Chief Administrative Officer	2015	318,274	—	150,297	152,900	286,025	42,871	950,368
	2014	293,284	—	150,695	146,500	282,530	36,043	909,052
Vito C. Peraino Senior Vice President and General Counsel	2015	550,962	—	300,594	305,800	792,225	69,642	2,019,223
	2014	535,960	—	300,825	293,000	721,538	60,897	1.912,220
	2013	521,538	—	299,268	302,044	1,084,970	64,789	2,272,609
(1)	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into the Deferred Compensation Plan. For Mr. Consolino, the amount for 2013 represents the portion of Mr. Consolino’s annual base salary of $800,000 paid in 2013.
(2)	Amount represents the dollar amount which will be expensed for financial statement reporting purposes over the vesting period of the award for compensation expense incurred by the Company in connection with discretionary restricted stock awards made by the Compensation Committee under the Company’s equity incentive plan applicable to all employees. With respect to the Co-CEOs, Mr. Consolino and Mr. Berding for 2013 – 2015, also includes awards under the Senior Executive Equity Bonus Plan paid in the form of Company common shares (as further described in the Compensation Discussion and Analysis section beginning on page 24 of this proxy statement) in each fiscal year. Amounts were determined in accordance with FASB ASC 718 (Compensation — Stock Compensation), rather than as an amount paid to or realized.
(3)	Amount represents the grant date fair value which will be expensed for financial statement reporting purposes over the vesting period of the options in accordance with ASC 718, rather than an amount paid to or realized by the named executive officer. There can be no assurance that the amounts recognized in accordance with ASC 718 will ever be realized.
(4)	These payments were made pursuant to the Annual Senior Executive Bonus Plan, a performance-based annual cash bonus plan and, therefore, do not appear in the bonus column. The Senior Executive Annual Bonus Plan is further described in the Compensation Discussion and Analysis section beginning on page 24 of this proxy statement. For Mr. Lindner, Mr. Lindner and Mr. Berding, amounts include $187,500, $187,500 and $195,000, respectively, which, as discussed in such section, have not been paid and will not be paid unless and until the performance goal relating to fixed income portfolio outperformance has been certified as satisfied. For Ms. Gillis and Mr. Peraino, amounts in addition to those earned each year under the Annual Senior Executive Bonus Plan reflect payments made in such

2016 Proxy Statement | Executive Compensation

pg. 37

year under subsidiary long-term plans which terminated in 2011 and 2012 (prior to either Ms. Gillis or Mr. Peraino becoming an executive officer of the Company) for which payouts are made over multiple years following plan termination.
(5)	See All Other Compensation chart below for amounts, which include perquisites, Company or subsidiary contributions or allocations under the defined contribution retirement plans and employee savings plan in which the named executive officers participate (and related accruals for their benefit under the Company’s benefit equalization plan which generally makes up certain reductions caused by Internal Revenue Code limitations in the Company’s contributions to certain of the Company’s retirement plans) and Company paid group life insurance.

All Other Compensation — 2015

Item	C.H. Lindner III	S.C. Lindner	J. E. Consolino	J.B. Berding	M.A. Gillis	V.C. Peraino
Insurance (Auto/Home Executive Insurance Program)	300,000	300,000	20,247	44,653	6,274	8,828
Aircraft Usage(1)(2)	523,685	548,260	83,438	—	—	—
Annual RASP Contribution(3)	17,225	17,225	14,575	17,225	17,225	17,225
Annual Auxiliary RASP Contribution	29,600	29,600	29,600	29,600	10,081	29,600
Other(4)	92,840	122,097	19,139	14,846	9,291	13,989
Totals	963,350	1,017,182	166,999	106,324	42,871	69,642
(1)	The Board of Directors has encouraged the Company’s Co-CEOs to use corporate aircraft for all travel whenever practicable for productivity, security and confidentiality reasons. On certain occasions, an executive’s spouse, other family members or guests may fly on the corporate aircraft. The value of the use of corporate aircraft is calculated based on the aggregate incremental cost to the Company, including fuel costs, trip-related maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries, the amortized costs of the company aircraft, and the cost of maintenance not related to trips, are excluded. Amounts for personal use of company aircraft are included in the table. The amounts reported utilize a different valuation methodology than used for income tax purposes, where the value of the personal use of corporate aircraft has been calculated using the Standard Industry Fare Level (SIFL) formula found in the tax regulations.
(2)	Amount included for Mr. Consolino relates solely to travel related to attending meetings of Boards of Directors, other than the Company, on which he served during 2015.
(3)	Includes a Company match of 100% on the first 3% of contributions, an additional 50% match on the next 3% of contributions and a discretionary Company contribution.
(4)	Includes group life insurance; car, parking and related expenses; health savings account company match; security services, meals and entertainment and administrative and secretarial services.

Potential Payments upon Termination or Change in Control

As described in the Compensation Discussion and Analysis section, the named executive officers do not have employment, severance or change in control agreements with the Company. Except for the acceleration of vesting of awards under the Senior Executive Equity Bonus Plan (final award grant in 2015), the Senior Executive Long Term Incentive Compensation Plan (beginning with awards granted in 2016) and the Company’s shareholder-approved equity incentive plans upon a change in control, which acceleration applies to all holders of awards under such plans, no amounts become payable to the named executive officers under severance or change in control arrangements. In addition, rights to acceleration under the Company’s 2015 Stock Incentive Plan had been modified through the addition of a double trigger.

2016 Proxy Statement | Executive Compensation

pg. 38

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Stock Awards: Number of Shares of Stock or Units (#)(3)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(4)(5)	Closing Market Price on the Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Carl H. Lindner III	2/23/2015	—	—	—	—	—	—	—	50,000	63.15	63.26	764,500
	2/23/2015	—	—	—	—	—	—	11,880	—	—	63.26	750,220
	2/23/2015	0	750,000	2,625,000	—	—	—	—	—	—	—	—
	3/10/2015	—	—	—	—	2,500,000	5,000,000	—	—	—	—	—
S. Craig Lindner	2/23/2015	—	—	—	—	—	—	—	50,000	63.15	63.26	764,500
	2/23/2015	—	—	—	—	—	—	11,880	—	—	63.26	750,220
	2/23/2015	0	750,000	2,625,000	—	—	—	—	—	—	—	—
	3/10/2015	—	—	—	—	2,500,000	5,000,000	—	—	—	—	—
Joseph E. (Jeff) Consolino	2/23/2015	—	—	—	—	—	—	—	25,000	63.15	63.26	382,250
	2/23/2015	—	—	—	—	—	—	5,940	—	—	63.26	375,111
	2/23/2015	0	550,000	1,650,000	—	—	—	—	—	—	—	—
	3/10/2015	—	—	—	—	750,000	1,500,000	—	—	—	—	—
John B. Berding	2/23/2015	—	—	—	—	—	—	—	30,000	63.15	63.26	458,700
	2/23/2015	—	—	—	—	—	—	7,130	—	—	63.26	450,260
	2/23/2015	0	550,000	1,650,000	—	—	—	—	—	—	—	—
	3/10/2015	—	—	—	—	750,000	1,500,000	—	—	—	—	—
Michelle A. Gillis	2/23/2015	—	—	—	—	—	—	—	10,000	63.15	63.26	152,900
	2/23/2015	—	—	—	—	—	—	2,380	—	—	63.26	150,297
	2/23/2015	0	225,000	281,250	—	—	—	—	—	—	—	—
Vito C. Peraino	2/23/2015	—	—	—	—	—	—	—	20,000	63.15	63.26	305,800
	2/23/2015	—	—	—	—	—	—	4,760	—	—	63.26	300,594
	2/23/2015	0	600,000	750,000	—	—	—	—	—	—	—	—
(1)	These columns show the range of payouts targeted for 2015 performance under the Annual Senior Executive Bonus Plan with respect to the Co-CEOs and the remaining named executive officers. These amounts, paid in 2016, are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation” because these awards were recognized in 2015 for financial statement reporting purposes.
(2)	These columns represent grants made under the Senior Executive Equity Bonus Plan. For grants in 2015, one-half of award payment based on the Company’s growth in book value per share over three years compared to plan companies, and one-half of award payment based on meeting or exceeding average annual core return on equity goals over three year period. Payments of awards, if any, will be made in Company common shares.
(3)	These restricted shares were granted pursuant to the Company’s stock incentive plan and generally become exercisable in full four years after the grant date. Holders of restricted shares generally have full voting and dividend rights on all restricted shares during the vesting period.
(4)	These employee stock options were granted pursuant to the Company’s stock incentive plan and become exercisable as to 20% of the shares initially granted on the first anniversary of the date of grant, with an additional 20% becoming exercisable on each subsequent anniversary. More discussion regarding the Company’s stock incentive plan can be found in the Compensation Discussion and Analysis section beginning on page 24 of this proxy statement.
(5)	Stock options are granted at an exercise price equal to the average of the high and low trading prices on the date of grant.
(6)	This column represents, with respect to stock options, the aggregate full grant date fair value in accordance with ASC 718 of options granted during the year. There can be no assurance that the options will ever be exercised (in which case no value will be realized by the executive) or that the amount received by the executive upon exercise will equal the ASC 718 value.

2016 Proxy Statement | Executive Compensation

pg. 39

Outstanding Equity Awards at Fiscal Year-End

		Option Awards(1)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Carl H. Lindner	02/11/2010	50,000		24.83	02/11/2020
	02/16/2011	40,000	10,000	34.34	02/16/2021
	02/23/2012	30,000	20,000	38.11	02/23/2022	17,000	1,225,360
	02/21/2013	20,000	30,000	44.01	02/21/2023	17,000	1,225,360
	02/24/2014	10,000	40,000	56.44	02/24/2024	13,320	960,106
	02/23/2015		50,000	63.15	02/23/2025	11,880	856,310
	02/21/2013							2,500,000
	03/07/2014							2,500,000
	03/10/2015							2,500,000
S. Craig Lindner	02/12/2009	37,500		19.10	02/12/2019
	02/11/2010	50,000		24.83	02/11/2020
	02/16/2011	40,000	10,000	34.34	02/16/2021
	02/23/2012	30,000	20,000	38.11	02/23/2022	17,000	1,225,360
	02/21/2013	20,000	30,000	44.01	02/21/2023	17,000	1,225,360
	02/24/2014	10,000	40,000	56.44	02/24/2024	13,320	960,106
	02/23/2015		50,000	63.15	02/23/2025	11,880	856,310
	02/21/2013							2,500,000
	03/07/2014							2,500,000
	03/10/2015							2,500,000
Joseph E. (Jeff) Consolino	02/21/2013	10,000	15,000	44.01	02/21/2023	46,318	3,338,601
	02/24/2014	5,000	20,000	56.44	02/24/2024	6,660	480,053
	02/23/2015		25,000	63.15	02/23/2025	5,940	428,155
	02/21/2013							750,000
	03/07/2014							750,000
	03/10/2015							750,000
John B. Berding	02/21/2008	46,324		27.20	02/21/2018
	02/12/2009	25,000		19.10	02/12/2019
	02/11/2010	25,000		24.83	02/11/2020
	02/16/2011	22,000	5,500	34.34	02/16/2021
	02/23/2012	18,000	12,000	38.11	02/23/2022	10,200	735,216
	02/21/2013	12,000	18,000	44.01	02/21/2023	10,200	735,216
	02/24/2014	6,000	24,000	56.44	02/24/2024	7,990	575,919
	02/23/2015		30,000	63.15	02/23/2025	7,130	513,930
	02/21/2013							750,000
	03/07/2014							750,000
	03/10/2015							750,000
Michelle A. Gillis	02/22/2007	3,250		36.57	02/22/2017
	02/21/2008	3,750		27.20	02/21/2018
	02/12/2009	4,000		19.10	02/12/2019
	02/11/2010	4,500		24.83	02/11/2020
	02/16/2011	4,800	1,200	34.34	02/16/2021
	02/23/2012	3,600	2,400	38.11	02/23/2022
	03/12/2012	1,800	1,200	37.60	03/12/2022
	02/21/2013	3,600	5,400	44.01	02/21/2023	3,060	220,565
	02/24/2014	2,000	8,000	56.44	02/24/2024	2,670	192,454
	02/23/2015		10,000	63.15	02/23/2025	2,380	171,550
Vito C. Peraino	02/22/2007	18,750		36.57	02/22/2017
	02/21/2008	18,000		27.20	02/21/2018
	02/12/2009	18,000		19.10	02/12/2019
	02/11/2010	11,000		24.83	02/11/2020
	02/16/2011	9,600	2,400	34.34	02/16/2021
	02/23/2012	7,200	4,800	38.11	02/23/2022	4,080	294,086
	03/12/2012	1,800	1,200	37.60	03/12/2022	1,000	72,080
	02/21/2013	8,000	12,000	44.01	02/21/2023	6,800	490,144
	02/24/2014	4,000	16,000	56.44	02/24/2024	5,330	384,186
	02/23/2015		20,000	63.15	02/23/2025	4,760	343,101
(1)	Represents employee stock options that become exercisable for 20% of the shares initially granted on the first anniversary of the date of grant, with an additional 20% becoming exercisable on each subsequent anniversary. They are generally exercisable for ten years. The options become fully exercisable in the event of death or disability or upon a change in control of the Company.

2016 Proxy Statement | Executive Compensation

pg. 40

(2)	Represents restricted shares which generally vest in three or four years following the award grant date.
(3)	These columns represent the target amount for grants made under the Senior Executive Equity Bonus Plan. Awards are denominated in dollars but are paid in Company common shares.

Option Exercises and Stock Vested

The table below shows the number of Company common shares acquired during 2015 upon the exercise of options and restricted share awards which vested in 2015.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Carl H. Lindner III	187,500	7,279,730	18,750	1,184,625
S. Craig Lindner	150,000	5,110,750	18,750	1,184,625
Joseph E. (Jeff) Consolino	—	—	37,818	2,389,341
John B. Berding	61,016	2,144,599	10,313	651,575
Michelle A. Gillis	3,000	127,400	—	—
Vito C. Peraino	—	—	4,500	284,310
(1)	The dollar value realized reflects the difference between the closing price of the Company common shares on the date of exercise and the stock option exercise price.
(2)	The dollar value realized reflects the market value of the vested shares based on the closing price of the Company common shares on the vesting date or, if not a business day, the next succeeding business day.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Company provides retirement benefits to named executive officers through a combination of qualified (under the Internal Revenue Code) and nonqualified plans. AFG makes available to certain employees, including its named executive officers, benefits in its Nonqualified Auxiliary RASP (“Auxiliary RASP”). The purpose of the Auxiliary RASP is to enable employees whose contributions are limited by IRS regulations in the retirement contribution portion of the AFG Retirement and Savings Plan (“RASP”) to have an additional benefit to the RASP.

The Company also maintains a Deferred Compensation Plan pursuant to which certain key employees of AFG and its subsidiaries may defer up to 80% of their annual salary and/or bonus. The deferral term of either a fixed number of years or upon termination of employment must be elected at the time of deferral. Under the plan, no federal, state or local income taxes are paid on deferred compensation. Rather, such taxes will be due upon receipt at the end of the deferral period.

The table below discloses information on the nonqualified deferred compensation of the named executives in 2015, including the Auxiliary RASP and the Deferred Compensation Plan.

Name	Executive contributions in last FY($)	Registrant contributions in last FY($)(1)	Aggregate earnings in last FY($)(2)	Aggregate withdrawals/ distributions($)	Aggregate balances at last FYE($)
Carl H. Lindner III	—	29,600	(26,133)	—	2,865,430
S. Craig Lindner	—	29,600	202,026	—	2,867,597
Joseph E. (Jeff) Consolino	—	29,600	(1,053)	—	28,547
John B. Berding	—	29,600	14,468	—	1,237,532
Michelle A. Gillis	—	10,081	(507)	—	31,979
Vito C. Peraino	88,551	29,600	109	—	634,464
(1)	Represents Company contributions credited to participants’ Auxiliary RASP accounts which are included in the supplemental All Other Compensation table to the Summary Compensation Table on page 37.
(2)	Earnings are calculated by reference to actual earnings or losses of mutual funds and securities, including Company common shares, held by the plans.

2016 Proxy Statement | Executive Compensation

pg. 41

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A.

Members of the Compensation Committee:	Terry S. Jacobs (Chairman) William W. Verity Kenneth C. Ambrecht

Equity Compensation Plan Information

The following reflects certain information about common shares authorized for issuance (at December 31, 2015) under compensation plans.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted-average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders	5,516,090	$41.46	7,895,995	(1)
Equity compensation plans not approved by security holders	—	—	320,412	(2)
Total	5,516,090	$41.46	8,216,407
(1)	Includes 3.5 million shares issuable under the Company’s equity incentive plans, 2.7 million shares issuable under AFG’s Employee Stock Purchase Plan, 1.7 million shares issuable under the Senior Executive Equity Bonus Plan and 76,546 shares issuable under AFG’s Non-Employee Directors’ Compensation Plan at December 31, 2015.
(2)	Represents shares issuable under AFG’s Deferred Compensation Plan. For a description of this plan, see “Compensation Discussion and Analysis — Retirement and Other Related Benefits” on page 35.

2016 Proxy Statement | Executive Compensation

pg. 42

Other Matters

Electronic Access to Proxy Materials and Annual Report

As we did last year, we are delivering a notice in lieu of a paper copy of the proxy statement and related materials and the Company’s Annual Report to Shareholders and Form 10-K. If you received a notice by mail, you will not receive a paper copy of the Proxy Materials unless you request one. Instead, the notice will instruct you as to how you may access the Proxy Materials and cast your vote. If you received a notice by mail and would like to receive a paper copy of our Proxy Materials, please follow the instructions included in the notice.

Shareholders also can elect to receive an email message that will provide a link to the Proxy Materials on the Internet. By opting to access your Proxy Materials via email, you will save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources. Shareholders who have enrolled previously in the electronic access service will receive their Proxy Materials via email this year. If you received a notice by mail and would like to receive your Proxy Materials via email, please follow the instructions included in the notice.

Copies of Annual Report on Form 10-K

The Company makes available on its website all of its filings that are made electronically with the Securities and Exchange Commission (“SEC”), including Forms 10-K, 10-Q and 8-K. To access these filings, go to the Company’s website (www.AFGinc.com), click on “Investor Relations” on the home page and select

“Financial Information & SEC Filings” from the menu. Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, including financial statements and schedules, as filed with the SEC, are also available without charge to shareholders upon written request addressed to:

Investor Relations
American Financial Group, Inc.
Great American Insurance Group Tower
301 East Fourth Street
Cincinnati, Ohio 45202

Submitting Shareholder Proposals for the 2017 Annual Meeting of Shareholders

Under the rules and regulations of the SEC, any proposal which a shareholder of the Company intends to present at the annual meeting of shareholders to be held in 2017 and which such shareholder desires to have included in the Company’s proxy materials for such meeting must be received by the Secretary of the Company not less than 120 calendar days before the one year anniversary date of this year’s proxy statement, or December 2, 2016. Our Regulations, as they may be amended from time to time, may contain additional requirements for matters to be properly presented at annual meetings of shareholders.

The proxy card used by AFG for the annual meeting typically grants authority to management to vote in its discretion on any matters that come before the meeting for which adequate notice has not been received. In order for a notice to be deemed adequate for the 2017 annual meeting, it must be received by February 16, 2017.

2016 Proxy Statement | Other Matters

pg. 43

APPENDIX A

SENIOR EXECUTIVE LONG TERM INCENTIVE COMPENSATION PLAN

ADOPTED ON FEBRUARY 23, 2016

1.	PURPOSE

The purpose of the Senior Executive Long Term Compensation Plan (the “Plan”) is to further the profitability of American Financial Group, Inc. (the “Company”) for the benefit of the shareholders of the Company by promoting extraordinary levels of long term corporate performance and by incentivizing senior executive officers of the Company through the potential for performance-based cash compensation.

2.	DEFINITIONS

When used in the Plan, the following terms have the following meanings.

2.1.  “Award” means an award made pursuant to the Plan.

2.2.  “Award Agreement” means the agreement entered into between the Company and a Participant, setting forth the terms and conditions applicable to an Award granted to the Participant.

2.3.  “Beneficial Owner” has the meaning given in Rule 13d-3 under the Exchange Act.

2.4.  “Board” means the Board of Directors of the Company.

2.5.  “Bonus Amount” means the amount that may become payable under an Award as a result of the satisfaction of Performance Objectives for a Performance Period.

2.6.  “Cause” means with respect to any Participant, unless otherwise provided in the applicable Award Agreement, (i) a Participant’s failure or refusal to materially perform his duties; (ii) a Participant’s failure or refusal to follow material directions of the Board or any other act of material insubordination on the part of Participant; (iii) the commission by a Participant of an act of fraud or embezzlement against the Company; or (iv) any conviction of, or plea of guilty or nolo contendere to, a felony by a Participant. A termination for Cause must be communicated to the Participant by written notice that specifies the event or events claimed to provide a basis for termination for Cause.

2.7.  “Change in Control” means:

      (a)  The direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole;

      (b)  The dissolution or liquidation of the Company or any merger, other than a merger for the purpose of the redomestication of the Company (not involving an event set forth in Section 2.7(c) or 2.7(d), consolidation, exchange or other transaction in which the Company is not the surviving corporation or in which the outstanding Shares of the Company are converted into cash, other securities or other property;

      (c)  The acquisition of Beneficial Ownership of 25% or more of the outstanding Shares by any entity or group, excluding for purposes of this Section 2.7(c), the Lindner Family; or

      (d)  During any period of one year after January 1, 2016, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

2.8.  “Code” means the Internal Revenue Code of 1986, as amended.

2.9.  “Committee” means the committee appointed by the Board as described under Section 3.

2.10. “Lindner Family” means, collectively, the wife of the late Carl H. Lindner, Jr. and all of the lineal descendants of the late Carl H. Lindner, Jr. and his wife, and the spouses of such lineal descendants, as well as trusts or family limited partnerships established by or for the benefit of such persons, and limited liability companies of which the majority of membership interests are held by the estate of the late Carl H. Lindner, Jr., his wife or any of the lineal descendants of the late Carl H. Lindner, Jr. and his wife or the spouses of such lineal descendants, or any trusts or family limited partnerships established by or for the benefit of such persons.

2.11.  “Participants” has the meaning set forth in Section 4.

2.12.  “Performance Objectives” may be described in terms of Company-wide objectives or objectives that are related to the performance of an individual Participant or a Subsidiary, division, department, business unit, or function of or within the Company, or any combination thereof. Performance Objectives may be measured on an absolute or relative basis. Relative performance may be measured by comparison to a peer company or group of peer companies, by comparison between one or more Subsidiaries, divisions, departments, business units, or functions, or by comparison to a financial market index or indices. With respect to Qualified Performance-Based Awards, Performance Objectives shall be limited to specified levels of or increases in one or more of the following: (i) earnings, including net earnings, total earnings, operating earnings, core net operating earnings, earnings growth, net income, operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items, or aggregate or per-share book value or adjusted book value (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per share (basic or diluted), core net operating earnings per share, net income per share, or operating income per share; (iv) operating profit; (v) revenue, revenue growth, or rate of revenue growth; (vi) written premiums (gross or net); (vii) combined ratios; (viii) return measures (gross or net), including but not limited to return on assets, capital, investment assets, invested capital, equity, sales, and premiums, financial return ratios, or internal rates of return; (ix) operating expenses; (x) share price, including but not limited to growth measures and total shareholder return; (xi) cash flow (including but not limited to operating cash flow, free cash flow, and cash flow return on capital), cash flow return on investment (discounted or otherwise), net cash provided by operations or cash flow in excess of cost of capital, working capital turnover; (xii) implementation or completion of projects or processes; (xiii) balance sheet measurements; (xiv) cumulative earnings per share growth or cumulative core operating earnings per share growth; (xv) operating margin, profit margin, or gross margin; (xvi) cost or expense targets, reductions and savings, productivity and efficiencies; and (xvii) debt maintenance or reduction, including as a percentage of equity. The Committee may establish Performance Objectives based on performance goals on other measures not listed above with respect to Performance Awards that are not intended to qualify as Qualified Performance-Based Awards.

2.13.  “Performance Period” means a period of at least one and at most five fiscal years of the Company as determined by the Committee at the time of the grant of an Award. Upon the grant of an Award, the Performance Period shall be fixed and may not subsequently be changed. Performance Periods may overlap.

2.14.  “Qualified Performance-Based Award” means an Award that is intended to qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

2.15.  “Shares” means shares of common stock of the Company.

2.16.  “Subsidiary” means a subsidiary of the Company within the meaning of Code Section 424(f).

3.	ADMINISTRATION

Awards under the Plan are intended to be performance-based compensation for purposes of Section 162(m)(4)(C) of the Code. Except as otherwise expressly provided in this Plan, the Plan shall be administered by the Compensation Committee or a successor committee or subcommittee (the “Committee”) of the Board comprised solely of two or more “outside directors” as defined pursuant to Section 162(m) of the Code. Subject to the provisions of the Plan, the Committee shall determine the Performance Period and Performance Objectives applicable to Awards and all other terms and conditions of Awards. Subject to the provisions of the Plan, the Committee shall have the authority to interpret the Plan and establish, adopt or revise such rules and regulations and to make all determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee’s interpretation of the Plan and all of its actions and decisions with respect to the Plan shall be final, binding and conclusive on all parties.

4.	PARTICIPATION; MAXIMUM AWARDS

The participants in the Plan are the Co-Chief Executive Officers of the Company and such other members of senior management of the Company and its Subsidiaries as determined by the Committee (the “Participants”). The maximum amount which may be awarded to any Participant for any Performance Period shall be $10,000,000.

5.	ESTABLISHMENT OF PERFORMANCE OBJECTIVES AND BONUS AMOUNTS

The Committee shall establish objectively determinable Performance Objectives and Bonus Amounts that shall become payable upon the achievement of such Performance Objectives and the applicable Performance Period annually. The Committee may rely on information or reports of management or consultants in connection with establishing

Performance Objectives. The Performance Objectives, Bonus Amount and Performance Period shall be set forth in an Award Agreement approved by the Committee. In no event shall the establishment of any Participant’s Bonus Amount give a Participant any right to be paid all or any part of such amount unless and until a bonus is actually awarded pursuant to Section 6.

6.	DETERMINATION OF BONUSES AND TIME OF PAYMENT

6.1.  As soon as practicable after the end of each Performance Period, the Committee shall determine whether or not the Performance Objectives of each Participant have been attained and shall certify to such attainment in writing. The Committee shall determine the Bonus Amount, if any, to be awarded to each Participant for such Performance Period according to the terms of this Plan. Such Bonus Amount determinations shall be based on achievement of the Performance Objectives for such Performance Period.

6.2.  Except as otherwise provided in Section 7.2, once the Bonus Amount is determined for each Participant pursuant to Section 6, such Bonus Amount shall be paid in cash. The payment, if any, shall take place on or before March 31 following the Performance Period. The Participant must continue to be employed through the last day of the Performance Period to be eligible for the Bonus Amount.

7.	TERMINATION OF EMPLOYMENT; CHANGE IN CONTROL

7.1.  Notwithstanding the requirement to be employed on the last day of the Performance Period in order to be eligible for payment of the Bonus Amount described in Section 6.2, if a Participant’s employment with the Company is terminated during a Performance Period for which Performance Objectives have been attained for any reason other than discharge for Cause, the Committee, in its sole discretion, may determine that the Participant is entitled to a portion of the Bonus Amount that is determined at the end of the Performance Period and payable at the time specified in Section 6.2. This provision only provides discretion in determining whether to waive the employment requirement. In the event the employment requirement is waived, the Bonus Amount shall be a pro rata amount based on the number of months of the Participant’s employment during the Performance Period with the month of termination counting as a full month of employment.

7.2.  Except as provided by the Committee in an Award Agreement, if during the term of an Award there shall occur a Change in Control, Outstanding Awards shall immediately vest and shall be payable at the time specified in Section 6.2 as if the Performance Objectives have been achieved at the maximum performance level.

8.	RECOUPMENT

In the event of a material restatement of the Company’s previously filed financial statements, the Committee has the discretion to recover bonus awards that were paid under the Plan to a Participant with respect to the period covered by the restatement. If the payment of a bonus award would have been lower had the achievement of applicable financial performance targets been calculated based on such restated financial results, the Committee may, if it determines appropriate in its sole discretion, to the extent permitted by law, recover from the Participant the portion of the bonus award paid in excess of the payment that would have been made based on the restated financial results. The Company will not seek to recover bonus awards paid more than three years after the date the Company files the report with the Securities and Exchange Commission that contained the incorrect financial results. This Section 8 is in addition to, and not in lieu of, any requirements under any applicable law or regulation, including but not limited to the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act and shall apply notwithstanding anything to the contrary in the Plan.

9.	COMPLIANCE WITH SECTION 409A OF THE CODE

Each Award granted under this Plan is intended to be either exempt from or in compliance with the requirements of Section 409A of the Code, and the Plan shall be interpreted accordingly. Without limiting the foregoing, the Bonus Amount shall not be deferred, accelerated, extended, paid out, settled, adjusted, substituted, exchanged or modified in a manner that would cause the Award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Code or otherwise would subject the Participant to the additional tax imposed under Section 409A of the Code. If the Participant is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Participant’s separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), any Award, to the extent such Award constitutes non-qualified deferred compensation subject to Section 409A of the Code and required to be delayed pursuant to Section 409A(2)(B)(i) of the Code (after taking into account any exclusions applicable to such payments under Section 409A of the Code), shall not be made until the first business day after (i) the expiration of six (6) months from the Participant’s separation from service or (ii) if earlier, the date of Participant’s death.

10.	MISCELLANEOUS

10.1.  Government and Other Regulations.  The obligation of the Company to pay bonuses shall be subject to all applicable laws, rules and regulations and to such approvals by governmental agencies as may be required.

10.2.  Tax Withholding.   The Company shall have the right to deduct from all bonuses paid any federal, state or local taxes required by law to be withheld with respect to such payments.

10.3.  Claim to Bonuses and Employment Rights.  Neither this Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Company or a Subsidiary.

10.4.  Beneficiaries.  Any bonuses awarded and otherwise payable under this Plan to a Participant who dies prior to payment shall be paid at the time specified in Section 6.2 to the beneficiary designated by the Participant on a form filed with the Company. If no such beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s legal representative. A beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Company. If the Participant dies during the Performance Period and while employed, the payment shall be made at the end of the Performance Period at the time specified in Section 6.2 and shall be a pro rata amount based on the Participant’s months of employment during the Performance Period prior to death with the month of death counting as a full month of employment.

10.5.  Nontransferability.  A person’s rights and interests under the Plan may not be assigned, pledged or transferred except, in the event of a Participant’s death, to his designated beneficiary as provided in the Plan or, in the absence of such designation, by will or the laws of descent and distribution.

10.6.  Indemnification; Advancement of Expenses.  Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company (to the extent permitted by the Articles of Incorporation and Code of Regulations of the Company and applicable law) against and from any loss, cost, including attorney’s fees liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which they may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him, in satisfaction of judgment in any such action, suit or proceeding against him (“Indemnifiable Costs”). Any Indemnifiable Costs may be paid by the Company as they are incurred in advance of the final disposition of any such claim, action suit or proceeding. He shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification and advancement of expenses shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s Articles of Incorporation or Code of Regulations, as a matter of law or otherwise or of any power that the Company may have to indemnify him or hold him harmless or advance Indemnifiable Costs.

10.7.  Reliance on Reports.  Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent certified public accountants of the Company or of its Subsidiaries or upon any other information furnished in connection with the Plan by any officer, director or employee of the Company or any of its Subsidiaries. In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

10.8.  Expenses.  The expenses of administering the Plan shall be borne by the Company and its Subsidiaries in such proportions as shall be agreed upon by them from time to time.

10.9.  Titles and Headings.   The titles and headings of the sections in the Plan are for convenience of reference only, and, in the event of any conflict between any such title or heading and the text of the Plan, such text shall control.

11.	AMENDMENT AND TERMINATION

The Board may at any time terminate the Plan. The Board may at any time, or from time to time, amend or suspend and, if suspended, reinstate the Plan in whole or in part. This Plan shall terminate and no Awards shall be granted after the later of (a) payment of Bonus Amounts, if any, associated with all Performance Periods, or (b) the tenth anniversary of the date of approval of the Plan by the Company’s shareholders, provided that the Plan shall continue in effect to the extent necessary to settle all matters relating to the payment of bonuses awarded prior to any such termination or suspension.

AMERICAN FINANCIAL GROUP, INC.
GREAT AMERICAN INSURANCE GROUP TOWER
301 EAST FOURTH STREET
CINCINNATI, OH 45202
ATTN: KARL J. GRAFE

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com/afg or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E02157-P72315

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN FINANCIAL GROUP, INC.

The Board of Directors recommends you vote FOR each of the following nominees:

	For All	Withhold All	For All Except

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees:

01) Carl H. Lindner III
02) S. Craig Lindner
03) Kenneth C. Ambrecht
04) John B. Berding
05) Joseph E. (Jeff) Consolino
06) Virginia C. Drosos
07) James E. Evans
08) Terry S. Jacobs
09) Gregory G. Joseph
10) William W. Verity
11) John I. Von Lehman

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2. Proposal to ratify the Audit Committee's appointment of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for 2016.			
3. Advisory Vote on Compensation of Named Executive Officers.			
4. Approval of Senior Executive Long Term Incentive Compensation Plan.			

NOTE: Such other business as may properly come before the meeting or any postponement or adjournment thereof.

For address changes/comments, mark here.
(see reverse for instructions)

Please indicate if you plan to attend this meeting.

Yes **No**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com/afg.

E02158-P72315

AMERICAN FINANCIAL GROUP, INC.
Annual Meeting of Shareholders
May 17, 2016 11:00 A.M. Eastern Daylight Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Karl J. Grafe and Mark A. Weiss, and either of them, attorneys and proxies, with the power of substitution to each, to vote all shares of common stock of the Company that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held May 17, 2016 at 11:00 A.M. Eastern Daylight Time, on the matters set forth on the reverse side (and at their discretion to cumulate votes in the election of directors if cumulative voting is invoked by a shareholder through proper notice to the Company), and on such other matters as may properly come before the meeting or any postponement or adjournment thereof. **This proxy, when properly executed will be voted as directed by the shareholder(s). If no such directions are made, this proxy will be voted FOR the election to the Board of Directors of the nominees listed on the reverse side and FOR each remaining proposal.**

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side